Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

PALMETTO BANCSHARES, INC.,

CAPGEN CAPITAL GROUP V LP

AND EACH OF THE OTHER

INVESTORS NAMED HEREIN

DATED AS OF

MAY 25, 2010

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Page

Section 9.18	Alternative Transaction Payment	54

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SCHEDULES

Disclosure Schedule

SCHEDULE I	Subsidiaries

SCHEDULE II	Form of Registration Rights Agreement

SCHEDULE III	Regulatory Compliance

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INDEX TO DEFINED TERMS

Accredited Investor	48
Acquisition Transaction	45
affiliate	48
Agreement	1
Alternative Transaction	54
Alternative Transaction Agreement	54
Alternative Transaction Compensation	54
Alternative Transaction Payment	55
Amended and Restated Articles of Incorporation	31
Applicable Law	48
As-adjusted Purchased Shares	54
Bank	1, 3
beneficial ownership	49
Benefit Plan	14
BHCA	2
Board	49
BOLI	8
Business Day	49
CapGen	1
Closing	2
Closing Date	2
Code	8
Commitments	28
Common Stock	1
Company	1
Company Board Recommendation	3
Company Reports	6
Convertible Notes	5
Covered Securities	42
D&O Insurance	17
De Minimis Claim	46
Designated Securities	43
ERISA	14
ERISA Affiliate	14
Exchange Act	49
Executive Officer Investment	43
FBCA	3
FDI Act	33, 39
FDIC	3
Federal Reserve	4
Federal Reserve Resolutions	7
Florida Division	7
Follow-on Offering	43
GAAP	49

Governmental Authority	4
Group	9
Indemnified Person	46
Insider Shareholder Votes	19
Investment	1
Investor Call	1
Investor Party	45
Investor Percentage Interest	42
Investors	1
Leases	18
Legend Removal Date	35
Liens	1
Material Adverse Effect	49
Money Laundering Laws	8
OFAC	8
Offer Period	43
Offering Materials	23
Original Date	30
Other Filings	31
Permits	8
person	50
Placement Agent	19
Press Release	41
Private Placement	1
Private Placement Documents	23
Proposals	30
Proxy Statement	31
Purchase Price	2
Purchased Shares	1
Qualified Offering	42
Qualified Offering Notice	43
Regulatory Authority	7
Regulatory Matters	19
Regulatory Reports	7
Representatives	44
Requisite Shareholder Vote	4
Resale Registration Statement	35
Returns	10
Rule 144A offering	44
SEC	50
Securities Act	50
Shareholder Approvals	30
Shareholders’ Meeting	30
South Carolina Board	7
Subsidiary	50

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Takeover Laws	4
Taxes	9
Termination Date	47

Threshold Amount	46
Transaction	1

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of May 25, 2010 (this “Agreement”), is by and among PALMETTO BANCSHARES, INC., a South Carolina corporation (the “Company”), and CAPGEN CAPITAL GROUP V LP, a Delaware limited partnership (“CapGen”), and each of the respective other investors set forth on the signature pages to this Agreement (collectively, with CapGen, the “Investors”).

The Company seeks to issue and sell to CapGen, and CapGen seeks to purchase (the “Investment”), 21,153,846 shares of common stock, par value $5.00 per share, of the Company (the “Common Stock”), at a purchase price of $2.60 per share on the terms and subject to the conditions set forth in this Agreement. The Company is also selling pursuant to this Agreement Common Stock in the aggregate amount of $45.0 million to other Accredited Investors, in each case, at a purchase price per share of $2.60 (collectively, with the Investment, the “Private Placement”). The shares of Common Stock to be sold in the Private Placement are collectively referred to herein as the “Purchased Shares.” The number of Purchased Shares to be purchased by each Investor hereunder is set forth on such Investor’s signature page. Each of CapGen and the other Investors are acting separately.

The Company will use substantially all the proceeds from the Private Placement to increase the capital of the Company’s wholly-owned subsidiary, The Palmetto Bank (the “Bank”).

In consideration of the premises, and other good and valuable consideration, the receipt of which is acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE PURCHASED SHARES

Section 1.01        Issuance, Sale and Delivery of the Purchased Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue, sell and deliver to each Investor, and each Investor shall, severally and not jointly, purchase from the Company, the Purchased Shares set forth on such Investor’s signature page, free and clear of all liens, pledges, security interests, charges and other encumbrances, including any restrictions on voting such Purchased Shares (“Liens”), other than those placed thereon by or on behalf of an Investor with respect solely to such Investor’s Purchased Shares and restrictions on transfer arising under U.S. federal and state securities laws (such issuance, sale and purchase of the Purchased Shares, along with the other commitments by each party to the other set forth in this Agreement, and the transactions contemplated hereby, the “Transaction”).

Section 1.02        Closing. The parties shall consummate the Transaction at a mutually agreeable location upon satisfaction (or waiver, other than a waiver of any condition set forth in Section 4.06) of all conditions to Closing (as defined below); provided, that such consummation may not occur prior to the end of the 15-day period commencing on the date of issuance of a notice by CapGen to its investors to call funds required to purchase the Purchased Shares that CapGen is acquiring (the “Investor Call”); and provided, further, that CapGen shall issue such notice no later than five days after receipt of the last regulatory approval, including the expiration without adverse action by the United States Department of Justice during any statutory waiting period and the satisfaction or permissible waiver of all other conditions to closing set forth in this Agreement. The closing (the “Closing”) of the purchase of the Purchased Shares by the Investor shall occur no sooner than the time set forth in the preceding sentence or at such other date and time as may be mutually agreed upon by the Investors and the Company (the “Closing Date”). At the Closing, subject to the terms and conditions hereof, the Company shall issue and deliver to each Investor the Purchased Shares set forth on such Investor’s signature page in accordance with Section 1.01 in certificate form or in uncertificated book-entry form pursuant to instructions of such Investor provided to the Company at least three Business Days in advance of the Closing Date.

Section 1.03        Payment of Purchase Price. As payment in full for the Purchased Shares, on the Closing Date, each Investor shall deliver to the Company an aggregate amount equal to $2.60 per Purchased Share to be acquired by each Investor hereunder (such aggregate amount, the “Purchase Price”). Payment of the Purchase Price shall be made on the Closing Date in immediately available funds by wire transfer versus delivery of certificates representing the Purchased Shares. At least three Business Days in advance of the Closing Date, the Company shall designate and give notice to Investors of the bank account to which the Purchase Price shall be wired.

Section 1.04        Anti-Dilution. If, between the date of this Agreement and the Closing Date, the outstanding shares of Common Stock are changed or exchanged for a different number of kind of shares or securities as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other substantially similar transaction, the parties shall make an appropriate and proportionate adjustment to the number of Purchased Shares or the Purchase Price.

Section 1.05        Transaction Fees and Expenses. The Company has agreed as of the date hereof, whether or not the Private Placement is consummated, to (i) reimburse CapGen for legal fees and expenses in the amount of $250,000 and (ii) reimburse CapGen for all legal fees and expenses incurred with respect to negotiating this Agreement, the Registration Rights Agreement and the other terms of the Private Placement (including the Transaction) with Investors other than CapGen.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Investor, as follows and understands that each Investor is relying on these representations and warranties:

Section 2.01        Organization and Standing.

    (a)        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

    (b)        Schedule I sets forth all Subsidiaries of the Company. The Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. The Company’s principal Subsidiary and sole banking Subsidiary is the Bank, which is a South Carolina state-chartered commercial bank (the “Bank”). Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation. Each Subsidiary is wholly-owned by the Company (directly or indirectly) and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”), and all FDIC insurance premiums and assessments required to be paid have been paid when due.

Section 2.02        Corporate Power. The Company and each Subsidiary has all requisite power and authority (corporate and other) to carry on its business as it is now being conducted and to own, lease or operate all its properties and assets and to conduct its business as contemplated hereby. The Company has all requisite corporate power and authority and has taken all corporate action necessary, subject to the receipt of the Shareholder Approvals described in this Agreement, in order to execute, deliver and perform its obligations under this Agreement and to consummate the Private Placement (including the Transaction).

Section 2.03        Corporate Authority.

    (a)        This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each Investor, this Agreement is a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

    (b)        The Board, including the independent members of the Board, (at a meeting or meetings duly called and held) has unanimously (i) determined that this Agreement and the Private Placement (including the Transaction) are in the best interests of, the Company and its shareholders, (ii) resolved to recommend the approval of the amendment and restatement of the Company’s Articles of Incorporation by the shareholders of the Company (as described in Section 5.04 of this Agreement) (the “Company Board Recommendation”), and (iii) irrevocably taken all necessary steps to render the provisions of Sections 35-2-201 through 35-2-226 of the South Carolina Code (the “SCC”) regarding business combinations with “interested shareholders” and Sections 35-2-101 through 35-2-111 of the SCC regarding “control share acquisitions,” as well as similar provisions set forth in the Company’s articles of incorporation or other organizational documents, inapplicable to the execution and delivery of this Agreement and the consummation of the Private Placement (including the Transaction). Giving effect to the Board actions described in this Section 2.03(b), no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws or regulations of the State of South Carolina (such laws or regulations, “Takeover Laws”) are applicable to the execution, delivery or performance of this Agreement or the consummation of the Private Placement (including the Transaction). The Company has no shareholder rights plan, poison pill or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company for any purpose, regardless of form.

    (c)        No shareholder approval of the Private Placement is required under the SCC or the rules or regulations of any stock exchange or other market that any of the Company’s securities are listed, quoted or traded on.

Section 2.04        Regulatory Approvals; Shareholder Approvals; No Violations.

    (a)        No consents, approvals, permits, orders, authorizations of, exemptions, reviews or waivers by, or notices, reports, filings, declarations or registrations with, any federal, state or local court, governmental, legislative, judicial, administrative authority, Regulatory Authority (as defined in Section 2.07(b) of this Agreement), taxing authority, agency, commission, body or other governmental entity or self-regulatory organization (each, a “Governmental Authority”) or with any third party are required to be made or obtained by the Company, the Bank or any Subsidiary of either of them in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the sale of the Purchased Shares or any other aspect of the Transaction except for (i) the necessary approvals of CapGen to purchase the Purchased Shares and become a bank holding company controlling the Company as required by the Transaction and notices to the Board of Governors of Federal Reserve System or its delegee (the “Federal Reserve”) of the proposed purchases by the other Investors; (ii) those already obtained or made; and (iii) any securities or “blue sky” filings of any state.

    (b)        The only vote of the holders of outstanding securities of the Company required by the Company’s articles of incorporation or bylaws, Applicable Law, or otherwise, to consummate the sale of the Purchased Shares and approve the adoption of the Amended and Restated Articles of Incorporation (as defined below) is the affirmative vote of the holders of not less than 66 2/3% vote of all outstanding shares of Common Stock, voting together as a single class, in favor of the adoption of the Amended and Restated Articles of Incorporation (the “Requisite Shareholder Vote”). Otherwise, any Proposals, if any, required in connection with the Private Placement (including the Transaction) require a vote of the holders of a majority of the outstanding shares of Common Stock, voting together as a single class.

    (c)        The execution, delivery and performance of this Agreement by the Company does not, and (assuming the Requisite Shareholder Vote is obtained) the consummation by the Company of the Private Placement (including the Transaction) will not, (i) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or penalties or the creation of any Lien or exception to title of any kind on the assets of the Company or any Subsidiaries (with or without notice, lapse of time, or both) pursuant to, agreements binding upon the Company or any Subsidiary or to which the Company or any

Subsidiary or any of their respective properties is subject or bound or any law, regulation, judgment or governmental or non-governmental permit or license to which the Company or any Subsidiary or any of their respective properties is subject; except, in the case of this clause (i), for any breach, violation, default, acceleration, debt repayment trigger or creation that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect; or (ii) constitute or result in a breach or violation of, or a default under, the articles of incorporation or the bylaws of the Company or the organizational documents of any Subsidiary, in each case, effective as of the Closing Date.

Section 2.05        Company Capital Stock; Purchased Shares. (a) As of the date hereof, the authorized capital stock of the Company consists solely of 25,000,000 shares of Common Stock, of which 6,495,130 shares are issued and outstanding (excluding shares of unvested time-based stock options, representing 132,810 shares of Common Stock) and 2,500,000 shares of preferred stock, par value $0.01 per share, of which no shares have been designated or are issued or outstanding. As of the date hereof, 204,960 shares of Common Stock are reserved for issuance under the Company’s 2008 Restricted Stock Plan and 132,810 shares of Common Stock have been reserved for issuance upon exercise of stock options with a weighted-average exercise price of $22.54, which have been granted and remained outstanding as of December 31, 2009, and 146,154 shares of Common Stock are issuable upon the conversion of outstanding unsecured convertible promissory notes with an aggregate principal balance of $380,000 (the “Convertible Notes”). The outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). No options, rights or warrants have been granted with respect to shares of Common Stock since December 31, 2009, except for the Convertible Notes.

    (b)        The Purchased Shares have been duly authorized by all necessary corporate action on the part of the Company subject to the receipt of the Requisite Shareholder Vote, and, when issued and delivered as provided in this Agreement, will be duly and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive rights, except in favor of the Investors as provided herein. Except with respect to the options and restricted stock described in Section 2.05(a), the Convertible Notes and the issuance of Common Stock pursuant to this Agreement, neither the Company nor any Subsidiary has and is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). There are no outstanding securities or instruments of the Company or which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Purchased Shares.

Section 2.06        Company Reports; Financial Statements, Etc.

    (a)        The Company and each Subsidiary has filed or furnished, as applicable, on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2008. Such forms, statements, reports and documents filed or furnished since December 31, 2009, including any amendments thereto, are called the “Company Reports.” Each of the Company Reports to the SEC, at the time of its filing or being furnished, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act applicable to the Company Reports. As of their respective dates (or, if amended, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

    (b)        The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports: (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP); and (ii) complied as to form, as of their respective filing dates, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Such consolidated financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial position, consolidated results of operations, consolidated changes in shareholder equity and consolidated cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments that were not and that are not expected to be, individually or in the aggregate, material to the Company and its consolidated Subsidiaries taken as a whole). All annual financial statements of the Company included in the Company Reports have been audited by an independent registered public accounting firm.

    (c)        The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act or otherwise is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

    (d)        The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Board, (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Board any material weaknesses in internal control over financial reporting; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2008, no material complaints, allegation, assertion or claim, whether written or oral from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Company employees regarding questionable accounting or auditing matters, have been received by the Company. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board or the Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act of 2002.

    (e)        There is no transaction, arrangement, or other relationship between the Company (or any Subsidiary) and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed.

Section 2.07        Compliance with Applicable Laws; Regulatory Filings; Permits.

    (a)        Neither the Company nor its Subsidiaries is in violation of, and has not violated or been charged with a violation of, any Applicable Law, except for (i) the matters disclosed in Section 2.07(a) of the Disclosure Schedule; or (ii) such violations as would not have a Material Adverse Effect.

    (b)        Except for Currency and Foreign Transaction Reports that were filed untimely in 2009 and early 2010 as described in Section 2.07(e) of the Disclosure Schedule and which have since been filed, the Company and the Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto (the “Regulatory Reports”), that they were required to file since December 31, 2008 with the Federal Reserve, the FDIC, the South Carolina Board of Financial Institutions (the “South Carolina Board”) (each a “Regulatory Authority”) or any other Governmental Authority having jurisdiction over its business or any of its assets or properties, and have timely paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed. As of their respective dates (or, if amended, as of the date of such amendment), the Regulatory Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

    (c)        The Company and the Subsidiaries hold all material registrations, licenses, permits and franchises (“Permits”) as are required to conduct their respective businesses as now conducted (including, without limitation, any insurance or securities activities), and all such licenses, permits and franchises are valid and in full force and effect. No suspension or cancellation of any such Permits has been initiated or threatened, and all filings, applications and registrations with respect thereto are current.

    (d)        The Company and the Subsidiaries are in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Applicable Laws and rules and policies of applicable Regulatory Authorities with respect to any bank-owned life insurance (“BOLI”) or similar insurance, regardless of where the insurance is held.

    (e)        Except for Currency and Foreign Transaction Reports that were filed untimely in 2009 and early 2010 and as further described on Section 2.07(e) of the Disclosure Schedule but which have since been filed, the operations of the Company and Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA Patriot Act, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

    (f)        Neither the Company nor Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

    (g)        Neither the Company nor any of its Subsidiaries, nor any directors, officers, nor to the Company’s knowledge, employees, agents or other Persons acting at the direction of or on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

    (h)        The Company has no knowledge of any facts and circumstances, and has no reason to believe that any facts or circumstances exist, that would cause any of its Subsidiary banking institutions: (i) to be assigned a CRA rating by federal or state banking regulators lower than “satisfactory”; or (ii) to be deemed to be operating in violation, in any material respect, of the Money Laundering Laws.

Section 2.08        No Undisclosed Liabilities. Neither the Company nor the Subsidiaries have any liabilities of any nature, whether accrued, absolute, matured or unmatured, contingent or otherwise, and whether existing or reasonably possible to be incurred, except liabilities that (a) have been disclosed in financial statements of related footnotes contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 or have arisen since March 31, 2010 in the ordinary course of business, (b) are properly reflected in the Company’s most recent consolidated financial statements contained in the Company Reports and the Regulatory Reports to the extent required to be so reflected or reserved against in accordance with GAAP or requirements of the Governmental Authorities or (c) are disclosed in this Agreement (including the related Disclosure Schedules).

Section 2.09        Absence of Certain Changes. Except as described in Section 2.09 of the Disclosure Schedule, since December 31, 2009, (a) the Company and Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice; and (b) no event or events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, unless such changes are contemplated herein.

Section 2.10        Tax Matters.

    (a)        For purposes of this Section 2.10, the following definitions shall apply:

        (i)        The term “Group” means, individually and collectively, (A) the Company; (B) the Bank; (C) the affiliated group as defined in Section 1504(a) of the Code of which the Bank is or has been a member at any time; and (D) any individual, trust, corporation, partnership, limited liability company or any other entity as to which the Company or the Bank is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations, including without limitation as part of a combined or unitary group.

        (ii)       The term “Taxes” means all taxes, however denominated, including, without limitation, any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, without limitation, federal income taxes and state income taxes), alternative or add-on minimum taxes, estimated taxes, payroll and employee withholding taxes, back-up withholding and other withholding taxes, unemployment insurance, social security taxes, sales and use taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and Pension Benefit Guaranty Corporation premiums, self dealing or prohibited transactions taxes, customs, duties, capital stock taxes, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay, withhold or collect, whether disputed or not.

(iii)        The term “Returns” means all reports, estimates, declarations of estimated tax, claims for refund, information statements and returns required to be prepared or filed in connection with, any Taxes, employee agreement or Plan, including any schedule or attachment thereto, and including any amendment thereof.

(b)        All Returns required to be filed by or on behalf of any members of the Group prior to the Closing Date have been, or will be, duly filed on a timely basis, subject to any applicable extensions. Such Returns are true, correct and complete in all material respects; provided that the Federal Income Tax Returns on Form 1120 for the tax years ended December 31, 2009 and 2007 will be amended to reflect a reduction of the Company’s 2009 net operating loss by approximately $1.9 million which is anticipated to result in a payment of tax and interest of approximately $0.7 million for which the Bank is responsible and will make payment pursuant to a tax sharing agreement between the Company and the Bank. All material Taxes owed by any members of the Group (whether or not shown on any Return) have been paid in full on a timely basis or have been adequately provided for in the financial statements of the Company in accordance with GAAP, and no other material Taxes are owing or payable by the Group with respect to items or periods covered by such Returns or with respect to any taxable period ending on or before the date of this representation and warranty for which a Return was due prior to such date. No claim has ever been made by any Governmental Authority for any jurisdiction in which any member of the Group does not file Returns that it is or may be subject to taxation by that jurisdiction that has not since been resolved. No material security interests, liens, encumbrances, attachments or similar interests exist on or with respect to any of the assets of the Group that arose in connection with any failure or alleged failure to pay any Taxes, except for statutory liens for current Taxes not yet due. Each member of the Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any and all officers, directors, employees and agents (including, without limitation, any independent contractor, foreign person or other third person) in compliance with all tax withholding provisions of applicable federal, state, local and foreign law (including, without limitation, income, social security, employment tax withholding, and withholding under Sections 1441 through 1446 of the Code). The Bank has timely complied with all requirements under Applicable Laws relating to information, reporting and withholding and other similar matters for customer and other accounts (including back-up withholding and furnishing of Forms 1099 and all similar reports).

(c)        The amount of the Group’s liability for unpaid Taxes for all periods ending on or before the last day of the month before the Closing Date (including accruals for any exposure item) shall not, in the aggregate, exceed the amount of the liability accruals for Taxes, as such accruals are reflected on the Group’s most recent consolidated balance sheet contained in the Company Reports. All such accruals are, or will be, recorded in accordance with GAAP.

(d)        The Company has made and caused the Bank or any other member of the Group to make available to the Investor true, correct and complete copies of all federal and state income tax Returns for all periods that are open for federal and state tax purposes and all other Returns, including, without limitation, income tax audit reports, statements of income or gross receipts tax, franchise tax, sales tax and transfer tax, deficiencies, and closing or other agreements relating to income or gross receipts tax, franchise tax, sales tax and transfer tax received by the Group or on behalf of the Group, as well as draft Returns for the Group for all Taxes for all periods ending on or before the Closing Date.

(e)        (i) No deficiencies that are material individually or in the aggregate have been asserted with respect to Taxes of the Group that remain unpaid; (ii) the Group is not a party to any action or proceeding for assessment or collection of Taxes, and no such action or proceeding has been asserted or threatened against the Group or any of its assets; and (iii) no waiver or extension of any statute of limitations is in effect with respect to any Taxes or Returns of the Group. Except for the Federal Income Tax Returns on Form 1120 for the tax years 2007 and 2006 which were audited by the Internal Revenue Service, the Returns of the Group for all tax years for which the statute of limitations has not expired have never been audited by a Governmental Authority, nor is any such audit in process, pending or, to the knowledge of the Company, threatened. Neither the Company nor any director or officer (or employee responsible for Tax matters) of any other member of the Group is aware of any facts or circumstances that, if known by any Governmental Authority would be reasonably likely to cause the Governmental Authority to assess any additional Taxes for any period for which Returns have been filed.

(f)        No member of the Group has (i) been or shall be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing in accordance with Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring prior to the Closing except as specified in Section 2.10(g) below; (ii) filed any disclosure under Section 6662 of the Code or comparable provisions of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return; (iii) engaged in a “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b); (iv) ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or the Bank was not the ultimate parent company; (v) been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (A) within the two-year period ending as of the date of this Agreement, or (B) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code); (vi) incurred any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, as a result of any contractual obligation, or otherwise for any Taxes of any Person other than the Company or the Bank; or (vii) ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(g)        No member of the Group shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the

Closing Date; (iii) a closing agreement described in Section 7121 of the Code or any corresponding provision of state of foreign Tax Law executed on or prior to the Closing Date; or (iv) any change in method of accounting for a taxable period or portion thereof ending on or before the Closing Date, except for the changes in method filed with respect to loan origination fees filed for the tax year ending December 31, 2007.

(h)        There has been no “ownership change,” as defined in Section 382 of the Code, with respect to any member of the Group; provided, that the Closing is expected to result in such an “ownership change.”

Section 2.11        Transactions with Affiliates. Except as disclosed in the Company Reports, since December 31, 2008:

(a)        no current officer, director or employee of the Company or the Subsidiaries, any of their respective immediate family members, as defined in SEC Regulation S-K or any “insider” or “related interests” as defined in Federal Reserve Regulation O, any other corporation or organization of which any of the foregoing persons is an officer, director or beneficial owner of 10% or more of any class of its equity securities, or any trust or other estate in which any of the foregoing persons has a substantial beneficial interest or as to which such person serves as a trustee or in a similar capacity, nor any current or former affiliate of the Company or the Subsidiaries, has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Bank or in any transaction or series of similar transactions to which the Bank is a party;

(b)        no such person, if any, is indebted to the Company or the Subsidiaries, except for normal business expense advances and except for loans and extension of credit (i) made in the ordinary course of the Bank’s business, (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, (iii) that did not involve more than the normal risk of collectability or present other unfavorable features, and (iv) which are not disclosed as nonaccrual, past due, troubled debt restructuring or potential problem loans in the Company’s filings with any Governmental Authority.

(c)        neither the Company nor the Subsidiaries are indebted to any such person except for amounts due under normal salary or reimbursement or ordinary business expenses;

(d)        no such person is a party to a material agreement as described in Section 2.14 with the Company or the Subsidiaries other than agreements related to employment or service as a director;

(e)        no such person has any other relationship or has engaged or engages in any other transaction or series of similar transactions that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC; and

(f)        all of the transactions referred to in this Section 2.11 are transactions entered into in the ordinary course of business on an arm’s-length business pursuant to normal business terms and conditions.

Section 2.12        Loans. (a) With respect to each outstanding loan, lease or other extension of credit or commitments to extend credit by the Bank (a)(i) the Bank has duly performed in all material respects generally with respect to the loan portfolio its obligations thereunder to the extent that such obligations to perform have accrued; (ii) the Bank maintains systems and procedures designed to insure that all documents and agreements necessary for the Bank to enforce such loans, leases or other extension of credit and needed for the practical realization in all material respects of the contractual obligations of such loans, leases or other extensions of credit are in existence and in the Bank’s possession; (iii) no claims, counterclaims, set-off rights or other rights have been asserted against the Bank, nor, to the knowledge of the Company, do the grounds for any such claim, counterclaim, set-off rights or other rights exist, with respect to any such loans, leases or other extensions of credit which could impair the collectability thereof, except as disclosed in Section 2.12 of the Disclosure Schedule; and (iv) the Bank maintains systems and procedures intended to insure that each such loan, lease and extension of credit has been, in all material respects, originated and serviced in accordance with the Bank’s then-applicable underwriting guidelines and policies, the terms of the relevant credit documents and agreements and Applicable Law, including Federal Reserve Regulations H, O and W, and applicable limits on loans to one borrower under Applicable Law.

(b)        There are no loans, leases, other extensions of credit or commitments that are material in amount individually or in the aggregate that to the Company’s knowledge should have been, in accordance with applicable regulatory policies and the Company’s policies, classified by the Bank or its regulatory examiners, auditors or other credit examination personnel as “watch,” “other assets (or loans) especially mentioned,” “substandard,” “doubtful,” “classified,” “criticized,” “loss” or any comparable classification, which have not been so classified.

(c)        Except as disclosed in the Company’s Quarterly Report for the quarter ended March 31, 2010, as of March 31, 2010 there are no loans due to the Bank as to which any payment of principal, interest or any other amount is 90 days or more past due.

(d)        The allowances for possible loan and lease losses shown on the financial statements included in any Company Report were, on the respective filing dates, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan and lease losses as of such filing date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Authority.

Section 2.13        Other Activities of the Company and the Bank. Except as described in Section 2.13 of the Disclosure Schedule, neither the Company nor the Bank, nor any officer, director or employee of the Company or the Bank acting in an agency capacity on behalf of the Company or Bank, is authorized to engage in or conduct, and does not engage in or conduct, any securities sales, underwriting, brokerage, management or dealing activities, whether as principal or agent, either directly or under contractual or other arrangements with third parties. The Bank is authorized to and exercises trust and fiduciary powers.

Section 2.14        Material Agreements; No Defaults. There are no material breaches, violations, defaults (or events that have occurred that with notice, lapse of time or the happening or occurrence of any other event would constitute a default) or allegations or assertions of any of the foregoing by the Company or the Subsidiaries, as the case may be, or, to the knowledge of the Company, any other party, with respect to any contract or agreement to which the Company or any of its Subsidiaries is a party that is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K and that is to be performed in whole or in part after the date of this Agreement and each such contract or agreement has been filed as an exhibit to the Company’s SEC filings pursuant to Item 601 of Regulation S-K.

Section 2.15        Company Benefit Plans. (a) For purposes of this Agreement, “Benefit Plan” means all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all employee pension benefit plans within the meaning of Section 3(2) of ERISA, including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment, and all other employee benefit agreements or arrangements, including, but not limited to, all bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock award, severance, employment, change of control, golden-parachute, consulting, dependent care, cafeteria, employee assistance, scholarship, or fringe benefit or similar plans, programs, agreements or policies, in each case sponsored or maintained by the Company or each person that, together with the Company, would be treated as a single employer under Section 414 of the Code (such person, an “ERISA Affiliate”) or to which the Company or an ERISA Affiliate contributes on behalf of its employees, in all cases whether written, unwritten or otherwise, funded or unfunded, and whether or not ERISA is applicable to such plan, program, agreement or policy.

(b)        With respect to each Benefit Plan, the Company and each ERISA Affiliate, as well as each Benefit Plan, have complied, and are now in compliance in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to such Benefit Plan, including the Pension Protection Act of 2006, except as described in Section 2.15(b) of the Disclosure Schedule. Each Benefit Plan has been administered in all material respects in accordance with its terms and all laws and regulations applicable to such Benefit Plan, including ERISA and the Code. Each Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination or opinion letter as to its qualified status under the Code, or application for such letter will be timely filed, or if the Benefit Plan intended to be qualified under Section 401(a) of the Code is maintained pursuant to a prototype or “volume submitter” plan document, the sponsor of the prototype or volume submitter document has obtained from the National Office of the Internal Revenue Service an opinion or notification letter stating that the form of the prototype or volume submitter document is acceptable for the establishment of a qualified retirement plan under Section 401(a) of the Code.

(c)        Except for liabilities appropriately reserved for in accordance with GAAP or identified in the financial statements contained in the Company Reports, (i) no claim is pending, or to the knowledge of the Company threatened, against the Company or any ERISA Affiliate related to the employment and compensation of employees or any Benefit Plan, including any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan; and (ii) no event has occurred, and there exists no condition or set of circumstances, which could reasonably be expected to subject the Company or any Subsidiary to any liability under the terms of, or with respect to, any Benefit Plan or under ERISA, the Code or any other Applicable Law.

(d)        Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Benefit Plan that is or was subject to Title IV of ERISA or Section 412 of the Code (except The Palmetto Bank Pension Plan and Trust Agreement, which is sponsored by the Bank and which has been frozen effective January 1, 2008), (ii) “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) “multiple employer plan” within the meaning of Section 4001(a)(3) of ERISA or subject to Section 413(c) of the Code, or (iv) “welfare benefit fund” within the meaning of Section 419 of the Code. The Company and the Bank do participate in the South Carolina Banker’s Employee Benefits Trust as to certain health benefits.

(e)        None of the execution and delivery of this Agreement, nor the consummation of the Private Placement (including the Transaction) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Subsidiary from the Company or any ERISA Affiliate under any Benefit Plan or otherwise; (ii) increase any benefits otherwise payable under any Benefit Plan; (iii) result in any acceleration of the time of payment or vesting of any such benefits; (iv) require the funding or increase in the funding of any such benefits; or (v) result in any limitation on the right of the Company or any ERISA Affiliate to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. The Company and, to the extent necessary for enforceability of such Company action, each counterparty or beneficiary, will not deem or designate the Private Placement (including the Transaction) as a change in control (for any purpose, regardless of form) or similar event, will waive and terminate any and all rights and remedies under such Benefit Plans or otherwise that may result from the Transaction, if it were deemed such a change in control or similar event.

(f)        The Company has provided true and complete copies of acknowledgments executed by each of (i) Samuel L. Erwin, Lee S. Dixon and George Andy Douglas, Jr. and (ii) each other holder of restricted stock issued by the Company, in each case to the effect that (A) the Transaction does not constitute a change in control of the Company for any purpose, regardless of form (including a reorganization in which the Company does not survive) or the Bank under any agreement to which he or she is a party or Benefit Plan to which he or she is a participant and (B), to the extent the Transaction is deemed to be a change in control, such person has effectively waived any such claims and entitlements arising as a result of such change in control.

(g)        The Compensation Committee of the Company’s board of directors has unanimously adopted a resolution confirming that, for purposes of any outstanding options to purchase Common Stock issued by the Company and any Benefit Plan, the Private Placement (including the Transaction) shall not constitute a change in control for any purpose, regardless of form and will not result in the acceleration of any vesting or any payment.

(h)        Neither the Company nor any ERISA Affiliate has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits or resulted, or will result, in any limitation on the right of the Company or any ERISA Affiliate to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(i)        Other than Benefit Plans with respect to options to purchase Common Stock and restricted stock issued by the Company, no Benefit Plans nor any securities issued by the Company and held by or purchased on behalf of any Benefit Plan require registration under the Securities Act.

Section 2.16        Environmental Matters. (a) For purposes of this Section 2.16, (i) “Environmental Law” means any applicable federal, state, local or foreign statute, law, regulation, order, decree, permit, or authorization relating to: (A) the protection of human health or the environment and natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance; and (ii) “Hazardous Substance” means any substance that is: (A) listed, classified or regulated as such pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 40 U.S.C. §9601 et seq.; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance in concentrations that are subject to reporting, investigation, removal or remediation pursuant to any regulation of any Government Authority for the protection of human health or the environment and natural resources.

(b)        Except as, individually or in the aggregate, has not had or would not be reasonably expected to have a Material Adverse Effect, and except as disclosed on Schedule 2.16(b) of the Disclosure Schedule, the Company and the Subsidiaries are in compliance with all applicable Environmental Laws and, to the knowledge of the Company, (i) no real property currently owned or operated by the Company or any of its subsidiaries has been and remains contaminated with any Hazardous Substance; (ii) no real property formerly owned or operated by the Company or any of its subsidiaries has been and remains contaminated with any Hazardous Substance; (iii) neither the Company nor any of its subsidiaries has been deemed by any Government Authority to be the owner or operator under any Environmental Law of any property which is or has been contaminated with any Hazardous Substance; and (iv) no Hazardous Substance has been transported from any of the properties owned or operated by the Company or one of the Subsidiaries or is continuing to be transported, other than as permitted under applicable Environmental Law. Since January 1, 2006, neither the Company nor any of the Subsidiaries has received any written notice from any Governmental Authority or any third party indicating that the Company or any of the Subsidiaries is in violation of any Environmental Law, other than with respect to any matter that has been resolved, and such violation, if any, would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Company and the Subsidiaries are not subject to any court order, administrative order or decree or any indemnity or other agreement arising under or related to any Environmental Law, except as disclosed in Section 2.16(b) of the Disclosure Schedule.

Section 2.17        Labor Matters. No employees of the Company or any of the Subsidiaries are represented by any labor union, nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any of the Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any of the Subsidiaries. The Company is in material compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours.

Section 2.18        Insurance. The Company and each of the Subsidiaries are presently insured, and since December 31, 2008 have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. As of the date hereof, all such insurance policies are in full force and effect and no written notice of cancellation has been received. There is no existing material default by any insured thereunder. The Company maintains directors’ and officers’ liability insurance (“D&O Insurance”) in the amounts specified in Section 2.18 of the Disclosure Schedule and has provided the Investors with a copy of its policy of D&O Insurance as part of Section 2.18 of its Disclosure Schedule.

Section 2.19        No Integration. Neither the Company nor the Subsidiaries, nor any of their respective affiliates , nor any person acting on their behalf, has issued any securities of the Company that would be integrated with the sale of the Purchased Shares for purposes of the Securities Act, nor will the Company or the Subsidiaries or affiliates take any action or steps (and neither have they taken any action or steps) that would require registration of any of the Purchased Shares under the Securities Act or cause the offering of the Purchased Shares to be integrated with other offerings. Assuming the accuracy of the representations and warranties of the Investors, the offer and sale of the Purchased Shares by the Company to the Investor pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

Section 2.20        No Change in Control. The issuance of the Purchased Shares to the Investors as contemplated by this Agreement will not trigger any payment, termination or rights under any “change in control” provision in any agreements to which the Company, the Bank or any of the Subsidiaries is a party or is bound.

Section 2.21        Properties.

(a)        Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, with respect to the real, personal and mixed property owned by the Company or the Subsidiaries, the Company or one of the Subsidiaries has valid title to such real property, free and clear of any liens, and there are no outstanding options to purchase real property.

(b)        The Company has made available to the Investors copies of all material leases, subleases and other agreements under which the Company or any of the Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real, personal or mixed property (the “Leases”) (including all modifications, amendments, supplements, waivers and side letters thereto). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Lease is valid, binding and in full force and effect; and (ii) to the knowledge of the Company, no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, any of the Subsidiaries exists under any Lease. The Company and each of the Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except for Liens which do not interfere with the use or materially affect the value of the property subject to the Lease. Neither the Company nor any of the Subsidiaries has received written notice of any pending, and to the knowledge of the Company there is no threatened, condemnation or similar proceeding with respect to any property leased pursuant to any of the real property leases.

(c)        The Company and the Subsidiaries have good and valid title to their material owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all material assets and properties (in each case, tangible and intangible) necessary to permit the Company and the Subsidiaries to conduct their respective businesses as currently conducted, except, in all cases, as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.22        Computer and Technology Security. The Company and the Subsidiaries have in place reasonable safeguards of the information technology systems utilized in the operation of the business of the Company and the Subsidiaries consistent with the guidance of its Regulatory Authorities, including the implementation of procedures intended to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case limit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to the Company’s knowledge there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

Section 2.23        Data Privacy. The Company and the Subsidiaries’ respective businesses have complied with and, as presently conducted, are in compliance with, all Applicable Laws applicable to data privacy, data security, or personal information, as well as industry standards applicable to the Company and the Subsidiaries. The Company and the Subsidiaries have complied with, and are presently in compliance with, its and their respective policies applicable to data privacy, data security, or personal information. Neither the Company nor any of the Subsidiaries has experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and neither the Company nor any of the Subsidiaries is aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any person regarding personal information or other data.

Section 2.24        No Restrictive Covenants. Except as disclosed in Section 2.24 of the Disclosure Schedule, there are no contracts or agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties, assets, directors or officers are subject or bound which limits or purports to limit the freedom of the Company or any Subsidiary or any of their respective directors or officers affiliates to compete in any material line of business or any geographic area to which the Company or any Subsidiary is a party or subject.

Section 2.25        Litigation. Other than matters in the ordinary course of its banking business and which have not had and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (a) no civil, criminal or administrative litigation, claim, action, suit, hearing, arbitration, investigation, inquiry or other proceeding before any Governmental Authority or arbitrator is pending or, to the actual knowledge of any of the executive officers of the Company, threatened against the Company or any Subsidiary; (b) except for the matters set forth on Section 2.25(b) of the Disclosure Schedule (collectively, the “Regulatory Matters”), none of the Company nor any Subsidiaries are a party to, and none of the Company nor the Subsidiaries, nor any of their respective assets or businesses, are subject to or the subject of, any written agreement, stipulation, conditional approval, memorandum of understanding, notice of determination, judgment, supervisory agreement, order, written directive, consent decree or other agreement with any Governmental Authority; and (c) except as set forth on Section 2.25(b) of the Disclosure Schedule, there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, the Company or any Subsidiary, except with respect to (a), (b) and (c) for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 2.26        No Brokers. Except for the fees payable to Howe Barnes Hoefer & Arnett, Inc. (the “Placement Agent”) as disclosed in Section 2.26 of the Disclosure Schedule, neither the Company nor any Subsidiary nor any of their respective officers, directors, employees, agents or representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders or similar fees in connection with the Private Placement (including the Transaction).

Section 2.27        Voting of Shares by Directors and Executive Officers. The Company’s directors and executive officers have agreed to vote all shares of Company Common Stock which they beneficially own in favor of approving the amendment and restatement of the Company’s Articles of Incorporation (the “Insider Shareholder Votes”) and all other matters, if any, with respect to the Private Placement (including the Transaction) which may require approval by the Company’s shareholders. The Company agrees that it shall use its reasonable best efforts to enforce such agreements consistent with Applicable Law.

Section 2.28        Risk Management Instruments. Except as has not had or would not reasonably be expected to have a Material Adverse Effect, all material derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries, were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

Section 2.29        Adequate Capitalization. As of March 31, 2010, the Bank met or exceeded the standards necessary to be considered “adequately capitalized” under FDIC Regulation § 325.103.

Section 2.30         Investment Company. Neither the Company nor any of its Subsidiaries is required to be registered as, and is not an affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 2.31        Price of Common Stock. The Company has not taken, and will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or that might reasonably be expected to constitute, the stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Purchased Shares.

Section 2.32        Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1).

Section 2.33        Reservation of Purchased Shares. Following Shareholder Approvals of the Amended and Restated Articles of Incorporation and the filing of the Amended and Restated Articles of Incorporation with the South Carolina Secretary of State, the Company will reserve, and will continue to reserve, free of any preemptive or similar rights of shareholders of the Company, a number of unissued shares of Common Stock, sufficient to issue and deliver the Purchased Shares at Closing.

Section 2.34        Substantially Similar Agreement. The Company has no other agreements with any other Investor to purchase shares of Common Stock on terms that are not substantially similar to the terms of this Agreement. The Company has no other agreements with CapGen to purchase shares of Common Stock on terms that are different than as set forth in this Agreement.

Section 2.35        Disclosure. The Company confirms that neither it nor any of its officers or directors nor any other person acting on its or their behalf has provided, and it has not authorized any agent or representative to provide, any Investor identified on Section 2.35 of the Disclosure Schedule or its respective agents or counsel with any information that it believes constitutes or could reasonably be expected to constitute material, non-public information except insofar as the existence, provisions and terms of the proposed transactions hereunder, including the Private Placement, may constitute such information, all of which will be disclosed by the Company as contemplated by Section 6.15. The Company understands and confirms that such Investor will rely on the foregoing representations in effecting transactions in securities of the Company. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed, except for the announcement of the Private Placement pursuant to Section 6.15.

Section 2.36        Indebtedness. Other than as incurred under the Company’s existing commercial paper program and its Convertible Notes, which will be converted into Common Stock in connection with the Private Placement, the Company has no indebtedness outstanding other than indebtedness incurred in the ordinary course of business and the Company can satisfy its obligations under all of its outstanding indebtedness as it becomes due.

Section 2.37        Private Trading System. The Palmetto Bancshares, Inc. Private Trading System does not require registration as a broker-dealer by the Company or any subsidiary or affiliate, is not required to be registered as an alternative market trading system and is operated in accordance with all Applicable Laws.

Section 2.38        Securities Law Compliance. The Company has taken and will take all steps necessary to comply with all applicable federal and state securities laws in connection with the Private Placement and to qualify for an exemption under Regulation D of the Securities Act.

Section 2.39        Fairness Opinion. The Company and its Board have received an opinion as to the fairness of the Transaction from a financial point of view and the Company has delivered a copy of such opinion to the Investors.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor, for itself and for no other Investor, represents and warrants to the Company, severally and not jointly as follows and understands and agrees that the Company is relying on these representations and warranties:

Section 3.01        Organization. The Investor is duly organized and validly existing under the laws of the jurisdiction of its organization.

Section 3.02        Bank Holding Company Status.

(a)        Prior to Closing, CapGen will have obtained all necessary approvals to own the Purchased Shares and to thereby be a bank holding company controlling the Company and the Bank under the BHCA.

(b)        No Investor has or is acting in concert with any other Person. Except for CapGen, assuming the accuracy of the representations and warranties of the Company, and except as provided in Section 6.7(g), no Investor, either acting alone or together with any other Person, will, directly or indirectly, own, control or have the power to vote, after giving effect to its purchase of Purchased Shares, in excess of 9.9% of the outstanding shares of the Company’s voting stock of any class or series. Without limiting the foregoing, except for CapGen, each Investor represents and warrants that it does not and will not as a result of its purchase or holding of the Purchased Shares or any other securities of the Company have “control” of the Company or the Bank, and has no present intention of acquiring “control” of the Company or the Bank for purposes of the BHCA or the Change in Bank Control Act.

Section 3.03        Authorization.

(a)        The execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized. This Agreement has been duly and validly executed and delivered by the Investor and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(b)        Neither the execution, delivery and performance by the Investor of this Agreement, nor the consummation of the Transaction, nor compliance by the Investor with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien upon any of the properties or assets of the Investor under any of the terms, conditions or provisions of (i) its certificate of limited partnership or partnership agreement or other organizational or governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which the Investor or any of the properties or assets of the Investor may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, and assuming the accuracy of the representations and warranties of the Company and the performance of the covenants and agreements of the Company contained herein, violate any Applicable Law except in the case of clauses (A)(ii) and (B), for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect the Investor’s ability to perform its respective obligations under this Agreement or consummate the Transaction.

(c)        Assuming the accuracy of the other representations and warranties of the Company and the performance of the covenants and agreements of the Company contained herein, except as disclosed on Section 3.03(c) of the Investors’ Disclosure Schedule, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Authority, nor expiration or termination of any statutory waiting period, is necessary for the Investor to purchase the Purchased Shares to be acquired at the Closing pursuant to this Agreement.

Section 3.04        Purchase for Investment; Accredited Investor; etc.

(a)        The Investor acknowledges that the issuance of the Purchased Shares has not been registered under the Securities Act or under any state securities laws. The Investor (i) is acquiring the Purchased Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Purchased Shares to any person, (ii) will not sell or otherwise dispose of any of the Purchased Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) is an “accredited investor” as defined in SEC Rule 501 and/or a “qualified institutional buyer” under SEC Rule 144A, and (iv) has such knowledge and experience in financial and business matters and in investments of this type, including knowledge of the Company, that it is capable of evaluating the merits and risks of the Company and of its investment in the Purchased Shares and of making an informed investment decision. The Investor is not a registered broker-dealer under Section 15 of the Exchange Act or an unregistered broker-dealer engaged in the business of being a broker-dealer.

(b)        The Investor has, either alone or through its representatives:

    (i)        consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers in connection herewith to the extent it has deemed necessary;

    (ii)        had a reasonable opportunity to ask such questions as it has deemed necessary of, and to receive answers from, the officers and representatives of the Company and the Bank concerning the Company’s and the Bank’s financial condition and results of operations, the business plan for the Company and the Bank, all employment agreements and benefit plans and other contractual arrangements among the Company, the Bank and their respective management teams, the terms and conditions of the Private Placement, the Transaction and any additional relevant information that the Company possesses, and any such questions have been answered to its satisfaction;

    (iii)        had the opportunity to review and evaluate the following, among other things, in connection with its investment decision with respect to the Purchased Shares: (A) all publicly available records and filings concerning the Company and the Bank, as well as all other documents, records, filings, reports, agreements and other materials provided by the Company regarding its and the Bank’s business, operations and financial condition sufficient to enable it to evaluate its investment; (B) certain investor presentation materials (as supplemented from time to time) (collectively, the “Offering Materials”) that summarizes this offering of Purchased Shares and the Transaction; and (C) this Agreement, the Registration Rights Agreement and all other exhibits, schedules and appendices attached hereto and thereto (collectively, the “Private Placement Documents”); and

    (iv)        made its own investment decisions based upon its own judgment, due diligence and advice from such advisers as it has deemed necessary and not upon any view expressed by any other Person, including any other Investor or the Placement Agent. Neither such inquiries nor any other due diligence investigations conducted by the Investor or its advisors or representatives, if any, shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained herein. Each Investor understands that (i) its investment in the Purchased Shares involves a high degree of risk and it is able to afford a complete loss of such investment, (ii) no representation is being made as to the business or prospects of the Company or the Bank after completion of the Transaction or the future value of the Purchased Shares, and (iii) no representation is being made as to any projections or estimates delivered to or made available to the Investors (or any of its affiliates or representatives) of the Company’s or the Bank’s future assets, liabilities, stockholders’ equity, regulatory capital ratios, net interest income, net income or any component of any of the foregoing or any ratios derived therefrom. Each Investor, either alone or together with its representatives, if any, has the knowledge, sophistication and experience in financial and business matters as to fully understand and be capable of evaluating the merits and risks of an investment in the Purchased Shares.

(c)        The Investor acknowledges that the information in the Offering Materials is as of the date thereof and may not contain all of the terms and conditions of the offering and sale of the Purchased Shares and the Transaction, and understands and acknowledges that it is the Investor’s responsibility to conduct its own independent investigation and evaluation of the Company and the Subsidiaries, the Bank and the Transaction, including (i) the business prospects and future operations of the Company after completion of the Transaction, if applicable, and (ii) the management team that will operate and manage the Company following the completion of the Transaction. The Investor is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any person, including, without limitation, the Placement Agent and, in the case of Investors other than CapGen, CapGen, except for the express statements, representations and warranties of the Company made or contained in this Agreement and the other Private Placement Documents. Furthermore, the Investor acknowledges that: (A) the Investor has made, and has relied upon, its own independent examination in purchasing the Purchased Shares, including of the Company and the Subsidiaries, the Bank, the Transaction and the management team of the Company that will continue to operate and manage the Company after the completion of the Transaction; (B) nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the purchase of the Purchased Shares constitutes legal, tax or investment advice and the Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Purchased Shares; (C) the Investor received or had access to all of the information the Investor deemed necessary in order to make its investment decision in the Purchased Shares; and (D) the Placement Agent is a third party beneficiary to this Section 3.04(c).

(d)        The Investor has read and understands the risk factors outlining certain, but not all, risks related to the Company, the Bank, and an investment in the Company set forth in the Company’s Form 10-K for the year ended December 31, 2009.

(e)        The Investor understands that the Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and regulations and that the Company is relying upon, among other things, the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Purchased Shares.

(f)        The Investor is not purchasing the Purchased Shares as a result of any advertisement, article, notice or other communication regarding the Purchased Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(g)        The Investor understands that (i) its investment in the Purchased Shares involves a high degree of risk, (ii) no representation is being made as to the business or prospects of the Company or the Bank after completion of the Transaction or the future value of the

Purchased Shares, and (iii) no representation is being made as to any projections or estimates delivered to or made available to the Investor (or any of its affiliates or representatives) of the Company’s or the Bank’s future assets, liabilities, stockholders’ equity, regulatory capital ratios, net interest income, net income or any component of any of the foregoing or any ratios derived therefrom. The Investor, either alone or together with its representatives, if any, has the knowledge, sophistication and experience in financial and business matters as to fully understand and be capable of evaluating the merits and risks of an investment in the Purchased Shares and has the ability to bear the economic risks of an investment in the Purchased Shares and, at the present time, is able to afford a complete loss of such investment.

(h)        The Investor understands and agrees that the Purchased Shares are not deposits and are not insured by the FDIC or any other Governmental Authority.

Section 3.05        Regulatory Approvals. The Investor has not been advised by any applicable Regulatory Authority, and has no reasonable basis to believe, that any regulatory approvals required to consummate the Transaction will not be obtained.

Section 3.06        Sufficient Funds. The Investor at the Closing will have all funds necessary to pay and deliver the Purchase Price.

Section 3.07        Brokers and Finders. Neither the Investor nor its affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Investor, in connection with this Agreement or the transactions contemplated hereby, in each case, whose fees the Company would be required to pay.

Section 3.08        Residency. The Investor has, if an entity, its principal place of business or, if an individual, its primary residence, in the jurisdiction indicated below the Investor’s name on the signature pages hereto, except as indicated on such signature page.

ARTICLE IV.

CONDITIONS TO THE OBLIGATIONS

OF THE INVESTORS

The obligations of each Investor to purchase and pay for the Purchased Shares and to perform its obligations under this Agreement are subject to the satisfaction or waiver (other than a waiver of any condition set forth in Section 4.06) by the Investor, on or before the Closing Date, of the following conditions:

Section 4.01        Representations and Warranties to be True and Correct. The representations and warranties contained in Article 2 are true and correct in all material respects as of the date of this Agreement and are true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties are limited expressly to an earlier date, in which case the accuracy of such representations and warranties shall be determined on and as of such date), and the chief executive officer of the Company shall have certified such compliance to the Investor in writing on behalf of the Company prior to Closing.

Section 4.02        Performance. The Company has performed and complied in all material respects with each of its obligations contained herein required to be performed or complied with by it prior to or at the Closing Date, and a duly authorized officer of the Company has certified such compliance to the Investor in writing on behalf of the Company.

Section 4.03        No Material Adverse Change. Since March 31, 2010, there has not been any Material Adverse Effect.

Section 4.04        Corporate Approvals; Shareholder Approvals. All corporate approvals to be taken by the Company in connection with the Private Placement (including the Transaction) shall have been obtained and remain in full force and effect. The Company’s shareholders shall have approved the Company’s Amended and Restated Articles of Incorporation in the form approved by CapGen pursuant to Section 6.04(d), and such Amended and Restated Articles of Incorporation shall have been filed with the South Carolina Secretary of State and be in full force and effect. The Company’s shareholders shall have approved any other matters, if any, with respect to the Private Placement (including the Transaction) which require approval by the Company’s shareholders pursuant to the Company’s articles of incorporation, bylaws, Applicable Law or otherwise.

Section 4.05        Regulatory Approvals, Etc.

(a)        CapGen has received all regulatory approvals necessary to complete the Transaction, including approval of the Investor Regulatory Application.

(b)        All other consents, approvals, authorizations, clearances, exemptions, waivers or similar acts from the applicable Regulatory Authorities have been received by the Investors.

(c)        The Company shall have provided to the Investors a copy of a letter (which letter may be addressed to the Company) from the Company’s independent public accounting firm to the effect that the Investors’ investment in the Company would not be deemed or construed to be an ownership of more than 49.9% for GAAP or regulatory accounting or capital purposes of the applicable Regulatory Authorities, and will not require (i) consolidation of any Investor or its controlling persons with the Company and the Bank, (ii) the marking to market of the Company’s assets or liabilities to a fair market basis as of or as a result of the Private Placement (including the Transaction).

(d)        On a pro-forma basis after giving effect to the Transaction, immediately following the Closing, the Company will have total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater, as described in Part 325 in the FDIC’s Rules and Regulations, and Tier 1 Capital at least equal to eight percent (8%) of total assets (as contemplated by the Regulatory Matters).

(e)        All notice and waiting periods required by law to pass have passed without adverse action.

(f)        No orders or actions of any Governmental Authority enjoining, restraining, prohibiting or invalidating the Transaction have been issued and remain in effect or are unstayed.

(g)        Except as described in Section 2.07(a) or 2.25(b) of the Disclosure Schedule, no Regulatory Authority has (i) asserted a violation or noncompliance in any material respect of any Regulatory Matter or any other formal or informal enforcement action taken by any Regulatory Authority; (ii) revoked or restricted any material permits held by the Company or any of the Subsidiaries; or (iii) issued, or required the Company or any of the Subsidiaries to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, except for the Regulatory Matters, that, in the reasonable estimation of the Investor, materially restricts or materially affects the conduct of the business of the Company or such Subsidiary.

Section 4.06        Registration Rights Agreement. The Registration Rights Agreement has been executed and delivered simultaneously with this Agreement, in substantially the form attached as Schedule II, and will be effective and in full force and effect upon, and subject to, the Closing.

Section 4.07        Sales of Shares. At the Closing, the Company shall concurrently sell to all Investors, including CapGen, Common Stock in the Private Placement in the aggregate amount of not less than $100 million, in each case, at a purchase price per share of $2.60, in accordance with the terms of this Agreement.

Section 4.08        Legal Opinion. The Investors shall have received an opinion of counsel, dated as of the Closing Date and addressed to the Investors, in such form and substance as are customary for transactions of this type.

Section 4.09        Third-Party Consents. The Company shall have obtained any and all third-party consents necessary to consummate the Private Placement (including the Transaction), including all regulatory and necessary contractual consents, if any. Such necessary consents are disclosed on Schedule 4.09 of the Disclosure Schedule.

ARTICLE V.

CONDITIONS TO THE OBLIGATIONS

OF THE COMPANY

The obligations of the Company to issue and sell the Purchased Shares to the Investors and to perform its obligations under this Agreement are subject to the satisfaction or waiver by the Company, on or before the Closing Date, of the following conditions:

Section 5.01        Representations and Warranties to be True and Correct; Covenants. The representations and warranties contained in Article 3 are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date. Each Investor shall have performed or complied in all material respects with all covenants of each Investor in this Agreement.

Section 5.02        Performance. Each Investor has performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date.

Section 5.03        Regulatory Approvals. Each Investor, including CapGen, has received all regulatory approvals necessary to complete the Transaction, including (A) approval of the Investor Regulatory Application; (B) all notice and waiting periods required by law to pass have passed without adverse action; and (C) no orders or actions of any Governmental Authority enjoining, restraining, prohibiting or invalidating the Transaction have been issued and remain in effect or are unstayed.

Section 5.04        Shareholder Approvals. The Company’s shareholders shall have approved the Company’s Amended and Restated Articles of Incorporation in the form approved by CapGen pursuant to Section 6.04(d) of this Agreement, and such Amended and Restated Articles of Incorporation shall have been filed with the South Carolina Secretary of State and be in full force and effect. The Company’s shareholders shall have approved any other matters, if any, with respect to the Private Placement (including the Transaction) which require approval by the Company’s shareholders pursuant to the Company’s articles of incorporation, bylaws, Applicable Law or otherwise.

ARTICLE VI.

COVENANTS

Section 6.01        Reasonable Best Efforts. Each party and its officers and directors shall use their reasonable best efforts to take, or cause to be taken, all actions necessary or desirable to consummate and make effective the Transaction as promptly as practicable. If requested by an Investor, to the extent consistent with Applicable Laws, the Company shall provide the Investors and its counsel with copies of all applications, filings, notices to, and correspondence with all Governmental Authorities in connection with the Transaction, all of which, to the extent it has not been made publicly available, shall be held confidential by the Investors.

Section 6.02        Filings and Other Actions.

(a)        Each Investor other than CapGen, with respect to itself only, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to provide all necessary and customary information and data, to prepare and file all necessary and customary documentation, to provide evidence of non-control of the Company and the Bank, including, as requested by any Governmental Authority, executing and delivering to the applicable Governmental Authorities passivity and disassociation commitments and commitments not to act in concert with respect to the Company or the Bank (the “Commitments”) in the forms customary for transactions similar to the Private Placement (including the Transaction) contemplated hereby, and to effect all necessary and customary applications, notices, petitions, filings and other documents, and to obtain all necessary and customary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Authorities, and the expiration or termination of any applicable waiting period, in each case, (i) necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement, including the Agreements attached as Exhibits hereto and (ii) with respect to each Investor, to the extent typically provided by such Investor to such third parties or Governmental Authorities, as applicable, under such Investor’s policies consistently applied and subject to such confidentiality requests as such Investor may reasonably seek. Notwithstanding the immediately preceding sentence, the Investor shall not be required to provide information on its investors solely in their capacities as limited partners or other similar passive equity investors, and shall be entitled to request confidential treatment from any Governmental Authority and not disclose to the Company any information that is confidential and proprietary to the Investor. Each party shall execute and deliver both before and after the Closing such further certificates, agreements, documents and other instruments and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters, subject, in each case, to clauses (i) and (ii) of the first sentence of this Section 6.02(a). To the extent legally permissible, each Investor and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information and confidential information related to the Investors, all the information relating to each other, and any of their respective affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions to which it will be party contemplated by this Agreement; provided, however, that (i) no Investor shall have the right to review any such information relating to another Investor and (ii) an Investor shall not be required to disclose to the Company any information that is confidential and proprietary to such Investor. In exercising the forgoing right, each of the parties agrees to act in a commercially reasonable manner and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 6.02(a). Each Investor shall promptly furnish the Company, and the Company shall promptly furnish each Investor, to the extent permitted by applicable law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Authority in respect of the transactions contemplated by this Agreement.

(b)        Each Investor, on the one hand, agrees to furnish the Company, and the Company, on the other hand, agrees, upon request, to furnish to each Investor, all information concerning itself, its affiliates, directors, officers, general partners and managing members and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with any such shareholders’ meeting at which the Shareholder Approvals is sought.

(c)        To the extent the Company receives any confidential information under this Section 6.02, the Company shall not, and shall cause its employees, representatives and agents not to, use, duplicate or disclose, in whole or in part, or permit the use, duplication or disclosure of, any of such information in any manner whatsoever. The Company shall be responsible for any breach of this Section 6.02 by any of its employees, representatives and agents. All information furnished or disclosed pursuant to this Section 6.02 shall remain the sole property of the disclosing Investor.

(d)        The Company shall provide the Investors with notice of the filing on EDGAR of (i) the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and each subsequent quarterly period ended prior to the Closing Date and (ii) all Current Reports on Form

8-K. The Company shall also provide the Investors with all reports, correspondence or other information filed with or submitted to any Regulatory Authority (to the extent permitted by law) prior to the Closing Date.

Section 6.03        Corporate Approvals; Takeover Laws. The Company shall obtain all corporate approvals necessary for this Agreement and the Private Placement (including the Transaction). The Company shall take all reasonable steps to exclude the applicability of, or to assist in any challenge to the validity or applicability to the Private Placement (including the Transaction) of, any Takeover Laws.

Section 6.04        Shareholder Approvals.

(a)        The Company’s board of directors shall recommend that the Company’s shareholders approve the amendment and restatement of the Company’s Articles of Incorporation as provided herein and all other matters, if any, with respect to the Transaction which may require approval by the Company’s shareholders (the “Proposals”), and shall not withdraw or change any such recommendations.

(b)        As promptly as practicable following the date of this Agreement, the Company shall call a special meeting of its shareholders (the “Shareholders’ Meeting”) for the purpose of obtaining the Requisite Shareholder Vote in connection with this Agreement and the Proposals and shall use its reasonable best efforts to cause such Shareholders’ Meeting to occur as promptly as reasonably practicable and in any event no later than fifty (50) days after the date Investors have executed this Agreement to purchase $100 million of Purchased Shares. The Proxy Statement shall include the Company Board Recommendation, and the Board (and all applicable committees thereof) shall use its reasonable best efforts to obtain from the Company’s shareholders the Requisite Shareholder Vote in favor of the approval of the Proposals (the “Shareholder Approvals”).

(c)        If on the date for which the Shareholders’ Meeting is scheduled (the “Original Date”), the Company has not received proxies representing a sufficient number of votes to approve the Proposals, whether or not a quorum is present, CapGen shall have the right to require the Company, and the Company shall have the right, to postpone or adjourn the Shareholders’ Meeting to a date that shall not be more than 20 days after the Original Date. If the Company continues not to receive proxies representing a sufficient number of votes to approve the Proposals, whether or not a quorum is present, the Investor shall have the right to require the Company to, and the Company may, make one or more successive postponements or adjournments of the Shareholders’ Meeting as long as the date of the Shareholders’ Meeting is not postponed or adjourned more than an aggregate of 20 days from the Original Date in reliance on this Section 6.04(c). In the event that the Shareholders’ Meeting is adjourned or postponed as a result of Applicable Law, including the need to disseminate to Company shareholders any amendments or supplements to the Proxy Statement, any days resulting from such adjournment or postponement shall not be included for purposes of the calculations of the number of days pursuant to this subsection.

(d)        The Company shall provide a draft of the Amended and Restated Articles of Incorporation in a form reasonably satisfactory to CapGen to CapGen for approval at least five business days prior to the initial filing of the Proxy Statement with the SEC. The Company will not file the Proxy Statement without CapGen’s prior written approval of the draft of the Amended and Restated Articles of Incorporation, which consent shall not be unreasonably withheld (the Amended and Restated Articles of Incorporation, as approved by CapGen, the “Amended and Restated Articles of Incorporation”).

Section 6.05        Proxy Statement; Other Filings. As promptly as reasonably practicable after the date of this Agreement, (a) the Company shall prepare and file with the SEC, subject to the prior review and approval of CapGen (which approval shall not be unreasonably delayed, conditioned or withheld), a letter to shareholders, notice of meeting, proxy statement and form of proxy that will be provided to shareholders of the Company in connection with seeking the Shareholder Approvals of the Proposals (including any amendments or supplements) at the Shareholders’ Meeting and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”); and (b) the Company shall, or shall cause its affiliates to, prepare and file with the SEC any other document to be filed with the SEC in connection with other filings (the “Other Filings”) as required by the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by the Company or the respective Investors expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the SEC, on the date it is first mailed to the Company’s shareholders, or at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or the Investors expressly for inclusion or incorporation by reference in each of the Other Filings will, as of the date it is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Other Filings will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Each of the Company and each Investor shall obtain and furnish the information concerning itself and its affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings. The Company shall use its reasonable best efforts to (i) respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement and the Other Filings and (ii) seek to have the Proxy Statement to be declared definitive by the SEC, respectively, at the earliest reasonably practicable date. The Company shall promptly notify the Investors upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings (but not the substance of such comments or requests, except to the extent such comments or requests relate to information regarding the Investors) and shall provide CapGen, and upon request to any other Investor, confidentially copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If, at any time prior to the Shareholders’ Meeting, any information relating to the Company or such Investor, or any of their respective affiliates, directors or officers should be discovered by the Company or any Investor, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed by the Company with the SEC and, to the extent required by Applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide CapGen, and to the extent it involves disclosure regarding any other Investor, such other Investor shall be provided upon request insofar as it relates to such Investor, a reasonable opportunity to review and comment on such document or response insofar as it relates to such Investor and shall include in such document or response comments reasonably proposed by CapGen or other Investors, as applicable.

Section 6.06        Registration Rights. The Company and the Investor shall execute and deliver upon the execution and delivery of this Agreement, the Registration Rights Agreement in substantially the form attached as Schedule II, and the Registration Rights Agreement shall become effective as of, and subject to, the Closing.

Section 6.07        Board Matters.

(a)        Prior to the Closing Date, the Company shall expand the Board by one director, and cause the Nominating and Corporate Governance Committee of the Board to nominate, and the Board shall have appointed, subject to the Closing, a designee of CapGen as a director of the Company to fill, effective as of the Closing, the vacancy created by such expansion of the Board. For so long as CapGen or any of its affiliates owns more than 9.9% of the Company’s outstanding Common Stock, and subject to satisfaction of all legal and governance requirements applicable to all Board members regarding service as a director of the Company, the Company shall cause the nomination of one person designated by CapGen for election to the Board at each annual meeting at which the term of the director designated by CapGen expires, or upon the death, resignation, removal or disqualification of such director, if earlier. CapGen shall provide written notice of such designee to the Company, together with any information pertaining to the nominated persons reasonably requested by the Company. Upon receipt of such notice and information, the Company shall do, or cause to be done, all things, and take, or cause to be taken, all actions necessary, including filing and actively seeking approvals of, all applications for prior approval of all Governmental Authorities under Applicable Law necessary or expedient to having such designee be elected and qualified to serve as a member of the Company’s Board as soon thereafter as reasonably practicable. The Company shall also elect CapGen’s designee to the Bank’s board of directors and to the board of directors of any other subsidiary requested by CapGen. After the Closing but prior to the election and qualification of CapGen’s designees, CapGen shall have the right to designate two nonvoting observers to the boards of directors of each of the Company and each of its subsidiaries.

(b)        CapGen’s designee as a Company director shall provide the Company with a directors’ and officers’ questionnaire and provide such other background information as ordinarily requested by the Company from time to time of its other directors and officers.

(c)        The Company shall waive any equity ownership requirements in connection with CapGen’s designee and serving as director of the Company and the Bank based upon the Investor’s holdings of shares of Company Common Stock; provided, however, that, in accordance with Section 34-3-40 of the SCC, the Company agrees to issue to CapGen’s designee as a director of the Company and the Bank and CapGen agrees that it, on behalf of its designee, shall purchase for $2.60 per share and hold (subject to any regulatory approval) shares of Common Stock of the Company having an aggregate value of at least $500, which shares may be transferred to CapGen and/or any future Person designated by CapGen to serve as a director of the Company and the Bank. CapGen agrees that its designee will be an “Accredited Investor” within the meaning of the Securities Act.

(d)        The Company shall waive, or exempt CapGen’s designee from, any South Carolina residence requirements in its bylaws or other applicable policies.

(e)        If required under Section 32 of the Federal Deposit Insurance Act (the “FDI Act”) or any other law, rule, regulation, order or requirement of any Governmental Authority, the Company shall promptly seek and use its reasonable best efforts to promptly obtain, all approvals necessary to having CapGen’s designee to the board of directors approved by all applicable Governmental Authorities.

(f)        Notwithstanding anything to the contrary in this Section 6.07, if, at any time, CapGen owns 9.9% or less of the outstanding shares of Company Common Stock, then CapGen’s right to nominate a member to the Company’s board of directors, the Bank’s board of directors, and the board of directors of any other subsidiary requested by CapGen granted by this Section 6.07 will terminate and such right will be lost permanently, irrespective of whether CapGen’s ownership of Company Common Stock increases again after the loss of such right.

(g)        No Investor having less than 10% of the outstanding shares of the Company’s Common Stock shall be entitled to nominate or designate a director of the Company, the Bank or any of the Subsidiaries. If an Investor other than CapGen seeks to make an investment pursuant to this Agreement in excess of 10% of the Company’s outstanding Common Stock, the Company shall promptly notify CapGen as to the name of the Investor and the proposed nominee as a director (or if no proposed nominee has yet been decided upon by such Investor), and CapGen shall have the right to designate an additional director and all references herein to CapGen’s designee as a director shall mean and refer to the actual number of CapGen designees as director.

Section 6.08        Restricted Shares.

(a)        Each Investor acknowledges and agrees that there are substantial restrictions on the transferability of the Purchased Shares. Each Investor further understands and agrees that the issuance of the Purchased Shares has not been registered under the Securities Act and the Purchased Shares are “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or pursuant to an exemption therefrom.

(b)        Notwithstanding any other provision of this Article VI, each Investor covenants that the Purchased Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws. In connection with any transfer of the Purchased Shares other than (i) pursuant to an effective registration statement, (ii) to the Company or (iii) pursuant to Rule 144, provided that the transferor provides the Company with reasonable assurances (in the form of seller and broker representation letters) that such securities may be sold pursuant to such rule, the Company may require the transferor thereof to provide to the Company and the Transfer Agent, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Transfer Agent, the form and substance of which opinion shall be reasonably satisfactory to the Company and the Transfer Agent, to the effect that such transfer does not require registration of such transferred Purchased Shares under the Securities Act or state securities laws. As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of the transferring Investor under this Agreement and the Registration Rights Agreement with respect to such transferred Purchased Shares.

(c)        Each Investor covenants that it will not knowingly make any sale, transfer, or other disposition of any Purchased Shares, or engage in hedging transactions with respect to such Purchased Shares, in violation of the Securities Act (including Regulation S) or the Exchange Act.

(d)        Each Investor acknowledges and agrees that: (a) each certificate evidencing the Purchased Shares will bear a legend to the effect set forth below; and (b) except to the extent such restrictions are waived by the Company, neither shall transfer any Purchased Shares represented by any such certificate without complying with the restrictions on transfer described in the legend endorsed on such certificate, as follows and which shall be delivered also as instructions to the Company’s transfer agent:

THE ISSUANCE OF THE SHARES REPRESENTED BY THIS CERTIFICATE ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

THE ISSUANCE OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND SUCH SHARES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR IN COMPLIANCE WITH RULE 144 THEREUNDER AND IN COMPLIANCE WITH STATE SECURITIES LAWS, UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A STOCK PURCHASE AGREEMENT, DATED AS OF MAY 25, 2010, COPIES OF

WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AT THE CORPORATION’S PRINCIPAL EXECUTIVE OFFICES.

(e)        The restrictive legend set forth in Section 6.08(d) above shall be removed and the Company shall issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if (i) such Purchased Shares are registered for resale under the Securities Act, (ii) such Purchased Shares are sold or transferred pursuant to Rule 144 (if the transferor is not an affiliate of the Company), or (iii) such Purchased Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions. Following the earlier of (i) the effective date of the registration statement registering such Purchased Shares for resale (the “Resale Registration Statement”) or (ii) Rule 144 becoming available for the resale of Purchased Shares, without the requirement for the Company to be in compliance with the current public information required under 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Purchased Shares and without volume or manner-of-sale restrictions, the Company shall, upon delivery of appropriate documentation by the Investor, instruct the Transfer Agent at the Company’s expense, to remove the legend from the Purchased Shares. If a legend is no longer required pursuant to the foregoing, the Company will no later than three Trading Days following the delivery by an Investor to the Company or the Transfer Agent (with notice to the Company) of a legended certificate or instrument representing such Purchased Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and a representation letter to the extent required by Section 6.08(b) (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Investor a certificate or instrument (as the case may be) representing such Purchased Shares that is free from all restrictive legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 6.08(e). Certificates for Purchased Shares free from all restrictive legends may be transmitted by the Transfer Agent to the Investors by crediting the account of the Investor’s prime broker with DTC as directed by such Investor.

Each Investor hereunder acknowledges its primary responsibilities under the Securities Act and state securities laws and accordingly will not sell or otherwise transfer the Purchased Shares or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the applicable securities laws of any state. Except as otherwise provided below, while the Resale Registration Statement remains effective, each Investor hereunder may sell the Purchased Shares in accordance with the plan of distribution contained in the Resale Registration Statement and if it does so it will comply therewith and with the related prospectus delivery requirements unless an exemption therefrom is available or unless the Purchased Shares are sold pursuant to Rule 144. Each Investor, severally and not jointly with the other Investors, agrees that if it is notified by the Company in writing at any time that the Resale Registration Statement registering the resale of the Purchased Shares is not effective or that the prospectus included in such Resale Registration Statement no longer complies with the requirements of Section 10 of the Securities Act, the Investor will refrain from selling such Purchased Shares until such time as the Investor is notified by the Company that such Resale Registration Statement is effective or such prospectus is compliant with Section 10 of the Exchange Act, unless such Investor is able to, and does, sell such Purchased Shares pursuant to an available exemption from the registration requirements of Section 5 of the Securities Act.

Section 6.09         Information, Access and Confidentiality.

(a)        From the date of this Agreement until the date when the Investor Percentage Interest is less than 5%, the Company shall, and will cause each of the Subsidiaries to, give the Investor and its representatives (including, without limitation, officers and employees of the Investor, and counsel, accountants, investment bankers, potential lenders and other professionals retained by the Investor) upon request of an Investor, reasonable full access during normal business hours to all of their properties, books and records (including, without limitation, tax returns and appropriate work papers of independent auditors under normal professional courtesy, but excluding information that is subject to a legal privilege and those books and records that under Applicable Laws, or under confidentiality agreements, are required to be kept confidential) and to knowledgeable personnel of the Company and to such other information as the Investor may reasonably request.

(b)        The Investor shall, and shall cause its representatives to, hold all material non-public information received as a result of its access to the properties, books and records of the Company or the Subsidiaries in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to the Investor or its representatives from a third party that, insofar as the Investor is aware, is not under an obligation to the Company or to a Subsidiary to keep the information confidential, (iii) was known to the Investor or its representatives before it was made available to the Investor or its representative by the Company or a Subsidiary, or (iv) otherwise is independently developed by the Investor or its representatives. The Investor shall, at the Company’s request made at any time after the termination of this Agreement without the Closing having occurred, deliver to the Company all documents and other material non-public information obtained by the Investor or its representatives from the Company or its Subsidiaries, or certify that such material has been destroyed by the Investor. The Investor acknowledges that it is aware of, and will comply with, applicable restrictions on the use of material non-public information with respect to the Company and its Subsidiaries imposed by the United States. federal securities laws. Any examination or investigation made by the Investor, its representatives or any other persons as contemplated by this Section 6.09 shall not affect any of the representations and warranties hereunder.

Section 6.10        Conduct of Business Prior to Closing. Except as otherwise expressly contemplated or permitted by this Agreement, as set forth in Section 6.10 of the Disclosure Schedule, or with the prior written consent of CapGen (which consent shall not be unreasonably withheld or delayed) (which is a separate right granted to CapGen for itself and no other Investor), during the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause each Subsidiary to, (a) conduct its business only in the usual, regular and ordinary course consistent with past practice; and (b) take no action that would reasonably be expected to adversely affect or delay the receipt of any Regulatory Authority or the Shareholder Approvals required to consummate the Transaction.

Section 6.11        Company Forbearances. Except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.11 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing, the Company shall not, and shall not permit any Subsidiary to, without the prior written consent of CapGen (which is a separate right granted to CapGen for itself and no other Investor):

(a)        declare or pay any dividends or distributions on its capital stock except for dividends declared and payable on Company Common Stock at the same times and amounts as have been paid in 2009, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interest or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest or stock appreciation rights or grant any person any right to acquire any shares of its capital stock or other equity interest, other than (i) dividends paid by any wholly-owned Subsidiaries, and (ii) directors’ fees paid in Company Common Stock in accordance with prior practices as set forth in Section 6.11(a) of the Disclosure Schedule;

(b)        issue or commit to issue any additional shares of capital stock or other equity interest, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interest (except (i) options, restricted stock or other equity grants approved by the Board or the Compensation Committee of the Board under the Company’s equity incentive plans in accordance with past practice, (ii) pursuant to the exercise of outstanding options, (iii) pursuant to the conversion of the Convertible Notes (which shall occur upon the Closing), or (iv) shares of Common Stock issued to the Investors in connection with the Closing as provided herein or to executive officers of the Company in connection with the Executive Officer Investment (as defined below);

(c)        amend the articles of incorporation, bylaws or other governing instruments of the Company or any Subsidiary, except that the Company shall propose and use its reasonable best efforts to obtain Shareholder Approvals of the Amended and Restated Articles of Incorporation and amend and restate the Company’s bylaws or other governing instruments under the request or with the consent of CapGen;

(d)        incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of the Subsidiaries consistent with past practices (which shall include, for the Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from Federal Home Loan Bank of Atlanta or the Federal Reserve Bank and entry into repurchase agreements fully secured by U.S. government or agency securities) or in connection with providing a new money market sweep account to customers in compliance with securities and banking Applicable Laws, or impose, or suffer the imposition, on any share of stock held by the Company or any Subsidiary of any lien or permit any such lien to exist;

(e)        adjust, split, combine or reclassify any capital stock of the Company or any Subsidiary or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any Subsidiary or any asset of the Company or any Subsidiary other than in the ordinary course of business as permitted by Section 6.11(d) for reasonable and adequate consideration;

(f)        acquire any direct or indirect equity interest in any person, other than in connection with (a) foreclosures in the ordinary course of business and (b) holdings of securities solely in its fiduciary capacity;

(g)        grant any increase in compensation or benefits to the directors, executive officers or to employees generally of the Company or any Subsidiary, except in accordance with past practices previously disclosed; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted prior to March 31, 2010; or, enter into or amend, except to waive or eliminate any provision that would deem the acquisition of the Purchased Shares by the Investors or that any other aspect of the Transactions are a change in control under, any severance or change in control agreements with directors, officers or employees of the Company or any Subsidiary;

(h)        enter into or amend any employment agreement between the Company or any Subsidiary and any person (unless such amendment is required by Applicable Law) that the Company does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Closing;

(i)        adopt any new employee benefit plan or employee benefits of the Company or any Subsidiary or make any material change in or to any existing employee benefit plans or employee benefits of the Company or any Subsidiary, other than any such change that is required by Applicable Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

(j)        make any material change in any accounting methods, policies or systems, except as may be appropriate to conform to changes in GAAP or as required or requested by any Regulatory Authority or except to improve internal controls;

(k)        (a) commence any litigation other than in connection with collections of debt consistent with past practice or in the ordinary course of business to enforce contractual rights, (b) settle any litigation involving any liability of the Company or any Subsidiary for money damages which, individually or in the aggregate, exceed or impose material restrictions on the operations of the Company and its Subsidiaries taken as a whole or where the Company or any Subsidiary is required to pay any material amount of money, or (c) modify, amend or terminate any material contract described in Section 2.14 or waive, release, compromise or assign any material rights or claims;

(l)        [Reserved]

(m)        fail to file timely any material report required to be filed by it with any Regulatory Authority, including the SEC;

(n)        make any loan or advance to any 5% or greater shareholder, director or officer of the Company or any of the Subsidiaries, or any immediate family member (as defined in SEC Regulation S-K) of the foregoing, or any “related interest” or “insider” (each as defined in Federal Reserve Regulation O) of any of the foregoing, except for renewals of any loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original loan or advance;

(o)        cancel without payment in full, or modify in any material respect any agreement relating to, any loan or other obligation receivable from any 5% or greater shareholder, director or officer of the Company or any Subsidiary or any immediate family member (as defined in SEC Regulation S-K) of the foregoing, or any “related interest” or “insider” (each as defined in Federal Reserve Regulation O) of any of the foregoing;

(p)        enter into any agreement for services or otherwise with any 5% or greater shareholders, directors, officers or employees of the Company or any Subsidiary or immediate family member (as defined in SEC Regulation S-K) of the foregoing, or any “related interest” or “insider” (each as defined in Federal Reserve Regulation O) of any of the foregoing;

(q)        modify, amend or terminate any material contract described in Section 2.14 or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business consistent with past practice and for fair consideration;

(r)        close any banking office where a notice of such closure is required under Section 42 of the FDI Act and applicable regulations thereunder;

(s)        except as required by Applicable Law or as required, recommended or requested by an applicable Regulatory Authority, change its or any of the Subsidiaries’ lending, investment, liability management and other material banking policies in any material respect;

(t)        take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Law, or fail to take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect;

(u)        make or renew any loan or extension of credit to any person (including, in the case of an individual, to any immediate family member (as defined in SEC Regulation S-K)) or to any “related interest” or “insider” (each as defined in Federal Reserve Regulation O) or otherwise, except in accordance with the Bank’s policies and Applicable Law;

(v)        increase or decrease the rates of interest paid on deposits or increase the amount of brokered or internet deposits, except consistent with the Bank’s past practices;

(w)        purchase or otherwise acquire any investment securities for its own account, except in accordance with the Bank’s policies, including its asset/liability policy, and in accordance with Applicable Law;

(x)        except for as described in Section 6.21 and OREO reflected on the books of the Company or the Bank as of the date hereof, the sale of which will not result in a loss, individually or in the aggregate of $1,000,000 or more, sell, transfer, convey or otherwise dispose of any real property or other assets or interests therein having a book value individually or in the aggregate in excess of or in exchange for consideration in excess of $5,000,000, without prior Board approval and in accordance with the Company’s policies and Applicable Law;

(y)        make or commit to make any capital expenditures in excess of $1,000,000, individually or in a series of related transactions, without prior Board approval; or

(z)        agree to, or make any commitment to, take any of the actions prohibited by this Section 6.11.

Section 6.12        Investor Call. CapGen will issue the Investor Call to its investors five days after receipt of the last approval of the Regulatory Authorities and the satisfaction (or waiver) of all other conditions under this Agreement needed for Closing of the Transaction, or at such other later date and time as may agreed upon by CapGen and the Company.

Section 6.13        No Acceleration Under Equity Compensation Plans, Etc. Except as otherwise expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall not, and shall not permit any Subsidiary to, without the prior written consent of CapGen (which is a separate right granted to CapGen for itself and no other Investor), accelerate or not take all action necessary to avoid the vesting, payment or exercise of any securities or benefits under any agreement, understanding, arrangement or plan as a result of the Private Placement (including the Transaction).

Section 6.14        No Agreements with other Investors. Except as otherwise expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall not in any form or manner, and shall not permit any Subsidiary or affiliate to, without the prior written consent of CapGen (which is a separate right granted to CapGen for itself and no other Investor), issue any securities to any investors other than the Investors party hereto or make or name or grant any rights or privileges to be the “lead investor” to any person other than CapGen hereunder.

Section 6.15        Press Releases; Public Disclosure.

(a)        The Company and CapGen shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that the Company may, without the prior consent of CapGen (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements or filings as may be required by Applicable Law.

(b)        Subject to each party’s disclosure obligations imposed by law or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor any Investor will make any such news release or public disclosure without first notifying the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed), provided that nothing in this Section 6.13 shall require the Company to provide drafts of Forms 10-K or 10-Q to any Investor whose name is not included in such document or prevent the Company from making timely disclosures under the Securities Act and the Exchange Act. CapGen authorizes the Company to publicly disclose its name but otherwise no such public disclosure of an Investor or its investment advisor will be made by the Company, except to the extent required by Applicable Law or authorized in writing by such Investor, and to all applicable Governmental Authorities without CapGen’s prior written approval. The Company and each Investor agree that within one Business Day following the Closing, the Company shall publicly disclose the closing of the transactions contemplated by this Agreement including the Private Placement. From and after such disclosure, except to the extent an Investor has requested and received material non-public information from the Company after the date hereof, no Investor (other than CapGen) shall be in possession of any material, non-public information received from the Company in connection with the Private Placement (including the Transaction). On or before 9:00 A.M. New York City time, on the second business day immediately following the Closing Date, the Company will file a Current Report on Form 8-K with the SEC describing the terms of this Agreement.

(c)        By 9:00 A.M., New York City time, on the Business Day immediately following execution of this Agreement, the Company shall issue one or more press releases (collectively, the “Press Release”) disclosing all material terms of the Private Placement (including the Transaction). On or before 9:00 A.M., New York City time, on the fourth Business Day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8-K with the SEC describing the terms of the Private Placement Documents (and including as exhibits to such Current Report on Form 8-K the material Private Placement Documents, including, without limitation, this Agreement and the Registration Rights Agreement. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Investor or any affiliate or investment adviser of the Investor, or include the name of the Investor or any affiliate or investment adviser of the Investor in any press release or in any filing with the SEC (other than a Resale Registration Statement), without the prior written consent of such Investor, except (i) as required by the federal securities laws and (ii) to the extent such disclosure is required by law, at the request of applicable Governmental Authorities. From and after the issuance of the Press Release and the issuance of the Company’s earnings release for the latest fiscal quarter ended prior to the Closing, the Investors (other than CapGen and any other Investor that has requested and received material non-public information from the Company) shall not be in possession of any material, non-public information received from the Company, any Subsidiary or any of their respective officers, directors or employees.

Section 6.16        Securities Law Compliance. The Company will take all steps necessary to comply with all applicable federal and state securities laws in connection with the Private Placement and to qualify for an exemption under Regulation D of the Securities Act.

Section 6.17        No Listing. The Company will not list or seek to list any of its securities on any securities exchange or other market that would result in the Private Placement or the Transaction or any aspect thereof requiring shareholder approval for any reason.

Section 6.18        Regulatory Compliance. The Company and the Bank will comply in all material respects with any formal or informal enforcement actions taken by the South Carolina Board or the Federal Reserve and the FDIC. The Company and the Bank will take all actions specified on Schedule III to this Agreement.

Section 6.19        Third Party Consents. The Company and its Subsidiaries will not enter into any agreements or other arrangements requiring the consent of a third party as a result of the Closing.

Section 6.20        CapGen Ownership Limitation. Neither the Company nor CapGen will take any action following the Closing that would result in CapGen owning in excess of 49.9% of the Common Stock of the Company.

Section 6.21        Discounted Loan Payoffs. Prior to Closing and except for the loans set forth on Section 2.09 of the Disclosure Schedule, the Company and the Bank will not settle or agree to settle any outstanding loan or loans (including as a result of a sale of loans) at a loss of greater than $5.0 million, individually or in the aggregate, from the recorded net book value and will not settle or agree to settle any loan or loans (including as a result of a sale of loans) at a loss greater than 10% to the recorded net book value, individually or in the aggregate.

ARTICLE VII.

OTHER AGREEMENTS

Section 7.01        Bank Holding Company Status. Following the Closing and as long as the Investor holds shares of the Company, no Investor other than CapGen shall exercise “control” for purposes of the BHCA or the Change in Bank Control Act, of the Company or the Bank.

Section 7.02        Preemptive Rights.

(a)        If the Company offers to sell Covered Securities (as defined below) in a public or private offering of Covered Securities solely for cash any time during a period of 24 months commencing on the Closing Date (a “Qualified Offering”), each Investor shall be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such Covered Securities are offered, in the aggregate up to the amount of Covered Securities required to enable it to maintain its Investor Percentage Interest. “Investor Percentage Interest” means, as of any date of determination, the percentage equal to (A) the aggregate number of shares of Common Stock beneficially owned by the Investor as of the date of determination divided by (B) the total number of outstanding shares of Common Stock as of such date. “Covered Securities” means Common Stock and any rights, options or warrants to purchase or securities convertible into or exercisable or exchangeable for Common Stock, other than securities that are (A) issued by the Company pursuant to any employment contract, employee incentive or benefit plan, stock purchase plan, stock ownership plan, stock option or equity compensation plan or other similar plan where stock is being issued or offered to a trust, other entity to or for the benefit of any employees, consultants, officers or directors of the Company, (B) issued by the Company in connection with a business combination or other merger, acquisition or disposition transaction, partnership, joint venture, strategic alliance or investment by the Company or similar non-capital raising transaction, (C) issued as a dividend or in connection with a dividend reinvestment or stockholder purchase plan, (D) shares of Common Stock issued to holders of Common Stock immediately prior to the Closing Date (who may purchase shares of Common Stock in a public offering of up to $10.0 million directed only to shareholders of the Company at a purchase price not less than $2.60 per share (the “Follow-on

Offering”); provided that the Follow-on Offering shall be consummated within 90 days following the Closing Date, the duration of the Follow-on Offering shall not exceed 30 days and each Investor shall have the right to purchase its pro rata share (based on the number of Purchased Shares purchased by such Investor) of any shares of Common Stock not subscribed for in the Follow-on Offering, or (E) up to 384,615 shares of Common Stock issued to officers of the Company in connection with and upon the Closing at a purchase price of $2.60 per share (the “Executive Officer Investment”).

(b)        Prior to making any Qualified Offering of Covered Securities, the Company shall give each Investor written notice at the address shown on each Investor’s signature page hereto of its intention to make such an offering, describing, to the extent then known, the anticipated amount of securities, and other material terms then known to the Company upon which the Company proposes to offer the same (such notice, a “Qualified Offering Notice”). Each Investor shall then have 10 days after receipt of the Qualified Offering Notice (the “Offer Period”) to notify the Company in writing that it intends to exercise such preemptive right and as to the amount of Covered Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 7.02(a) (the “Designated Securities”). Such notice constitutes a non-binding indication of interest of the Investor to purchase the amount of Designated Securities specified by the Investor (or a proportionately lesser amount if the amount of Covered Securities to be offered in such Qualified Offering is subsequently reduced) at the price (or range of prices) established in the Qualified Offering and other terms set forth in the Company’s notice to it. The failure to respond during the Offer Period constitutes a waiver of its preemptive right in respect of such offering. Any recipient of such Qualified Offering Notice acknowledges its obligations under the federal securities laws. The sale of the Covered Securities in the Qualified Offering, including any Designated Securities, shall be closed not later than 45 days after the end of the Offer Period, except in the case of a registered offering, which shall close following pricing in accordance with market convention and further, except as to any Investor that requires prior approval of the Federal Reserve and/or other Governmental Authorities, in which case the closing of any the sale of Covered Securities to such Investor shall occur as soon as practicable following the receipt of all necessary Governmental Authority approvals and the expiration of statutory waiting periods; provided, that any such Investor shall promptly and diligently pursue such approvals and such Covered Securities shall not be issued if such Governmental Authority approvals have not been received within 120 days following the initial closing of such offering. The Covered Securities to be sold to other investors in such Qualified Offering shall be sold at a price not less than, and upon terms no more favorable to such other investors than, those specified in the Qualified Offering Notice. If the Company does not consummate the sale of Covered Securities to other investors within such 45-day period (or, in the case of a registered offering, 30 days following the end of the Offer Period) (excluding Investors that require prior approval of the Federal Reserve and/or other Governmental Authorities), the right provided hereunder shall be revived and such securities shall not be offered unless first reoffered to the Investors in accordance herewith. Notwithstanding anything to the contrary set forth herein and unless otherwise agreed by the Investors, by not later than the end of such period, the Company shall either confirm in writing to the Investors that the Qualified Offering has been abandoned or shall publicly disclose its intention to issue the Covered Securities in the Qualified Offering, in either case in such a manner that the Investors will not be in possession of any material, non-public information thereafter.

(c)        If the Investor exercises its preemptive right provided in this Section 7.02 with respect to a Qualified Offering that is an underwritten public offering or an offering made to qualified institutional buyers (as such term is defined in SEC Rule 144A under the Securities Act) for resale pursuant to Rule 144A under the Securities Act (a “Rule 144A offering”), a private placement or other offering, whether not registered under the Securities Act, the Company shall offer and sell the Investor, if any such offering is consummated, the Designated Securities (as adjusted, upward to reflect the actual size of such offering when priced) at the same price as the Covered Securities are offered to third persons (not including the underwriters or the initial purchasers in a Rule 144A offering that is being reoffered by the initial purchasers) in such offering and shall provide written notice of such price upon the determination of such price.

(d)        Anything to the contrary in this Section 7.02 notwithstanding, the preemptive right to purchase Covered Securities granted by this Section 7.02 shall terminate as of and not be available any time after the date on which the Investor sells greater than 50% of the Purchased Shares purchased by such Investor; provided that in the case of CapGen [and any Investor listed on Schedule 3.02(b)], such preemptive right shall terminate in accordance with this Section 7.02(d) when and if CapGen [or such Investor, as applicable], owns less than 4.9% of the outstanding Common Stock of the Company.

(e)        In addition to the pricing provision of Section 7.02(c), the Company will offer and sell the Designated Securities to the Investor upon terms and conditions not less favorable than the most favorable terms and conditions offered to other persons or entities in a Qualified Offering.

Section 7.03        Compensation Matters. Prior to the Closing, the Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate (including securing any necessary waivers or consents) to provide that the issuance of the Purchased Shares to the Investors as contemplated by this Agreement will not trigger any payment, termination or rights under any “change of control” provision in any agreements to which the Company, the Bank or any of the Subsidiaries is a party, including any employment, “change in control,” severance or other compensatory agreements and any Benefit Plan, which results in payments to the counterparty, the acceleration or vesting of benefits or payments (including debt repayments).

Section 7.04        Reasonable Best Efforts. After the Closing Date, each party and its officers and directors shall use their respective reasonable best efforts to take, or cause to be taken, all further actions necessary or desirable to carry out the purposes of this Agreement and their respective covenants, agreements and obligations hereunder.

Section 7.05        No-Shop; Certain Other Transactions. (a) From the date hereof until the earlier of the Closing Date, or the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall not permit any of its affiliates, directors, officers or employees to, and the Company shall use reasonable best efforts to cause its other representatives or agents (together with directors, officers, and employees, the “Representatives”) not to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, recapitalization, purchase or disposition of any material amount of the assets of the Company or any material amount of the Common Stock or other ownership interests of the Company (other than in connection with the Private Placement) (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

(b)        The Company shall notify CapGen orally and in writing promptly (but in no event later than one Business Day) after receipt by the Company or any of the Representatives thereof of any proposal or offer from any person other than CapGen to effect an Acquisition Transaction or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person other than CapGen in connection with an Acquisition Transaction.

(c)        Notwithstanding anything in this Agreement or the Registration Rights Agreement to the contrary, prior to the Closing the Company shall not directly or indirectly effect or cause to be effected any transaction with a third party that would reasonably be expected to result in a change in control for any purpose, regardless of form unless such third party shall have provided prior assurance in writing to CapGen (in a form that is reasonably satisfactory to CapGen) that the terms of this Agreement and the Registration Rights Agreement shall be fully performed (i) by the Company or (ii) by such third party if it is the successor of the Company or if the Company is its direct or indirect subsidiary. For the avoidance of doubt, it is understood and agreed that, in the event that such a change in control occurs (other than as a result of the Private Placement) on or prior to the Closing, CapGen and each Investor shall maintain the right under this Agreement to acquire, pursuant to the terms and conditions of this Agreement, the Purchased Shares to be purchased by CapGen and such Investor (or such other securities or property (including cash) into which the Company’s Common Stock may have become exchangeable as a result of such change in control), as if the Closing had occurred immediately prior to such change in control.

Section 7.06        Indemnification.

(a)        Indemnification of the Investor. In addition to the indemnity provided in the Registration Rights Agreement, the Company will indemnify and hold each Investor and its directors, officers, shareholders, members, partners, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each person who controls the Investor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, an “Investor Party”), from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in permitted settlements, court costs and reasonable attorneys’ fees of one counsel and costs of investigation that any such Investor Party may suffer or incur as a result of (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or (ii) any action instituted against an Investor Party in any capacity, by any shareholder of the Company who is not Investor Party or an affiliate of that Investor Party, with respect to this Agreement or any of the transactions contemplated hereby, except to the extent that a court has determined in a final nonappealable order that any such losses, claims and expenses have resulted directly from an Investor Party’s gross negligence or willful misconduct. The Company will not be liable to any Investor Party under this Agreement to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Investor Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Private Placement Documents.

(b)        Conduct of Indemnification Proceedings. Promptly after receipt by any person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to this Section 7.06(a), such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of one counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially and adversely prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; (ii) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Person in such proceeding; or (iii) in the reasonable judgment of counsel to such Indemnified Person, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

(c)        The Company shall not be required to indemnify an Investor Party pursuant to Section 7.07(a), (1) with respect to any claim for indemnification if the amount of losses and expenses with respect to such claim (including a series of related claims) are less than $125,000 (losses and expenses less than such amount being referred to as a “De Minimis Claim”) and (2) unless and until the aggregate amount of all losses, claims and expenses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 7.07(a) exceed $750,000 (the “Threshold Amount”), in which event the Company shall be responsible for all losses, claims and expenses including those below the Threshold Amount.

(d)        Any claim for indemnification pursuant to this Section 7.07 for breach of any representation or warranty can only be brought on or prior to the second anniversary of the Closing; provided, that if notice of a claim for indemnification pursuant to this Section 7.07 for breach of any representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved.

(e)        No party to this Agreement (or any of its affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its affiliates) for any punitive damages of such other party (or any of its affiliates) arising out of or relating to this Agreement or the performance or breach hereof.

ARTICLE VIII.

TERMINATION

Section 8.01        Methods of Termination. This Agreement may be terminated at any time prior to the Closing by:

(a)        the mutual written consent in writing of an Investor and the Company, but only as to the terminating Investor;

(b)        any Investor but only with respect to the terminating Investor or the Company if the Closing shall not have occurred by December 31, 2010 (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing;

(c)        any Investor, but only as to the terminating Investor, if the Shareholder Approvals are not received;

(d)        the Company with respect to an Investor if there has been a breach of any representation, warranty, covenant or agreement made by such Investor in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 5.01 would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by the Company to the Investor and (ii) the Termination Date; provided that the Company is not then in breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement and, provided, further, that such termination by the Company shall only be as to the breaching Investor and that notice of such termination shall be provided to all Investors;

(e)        an Investor if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 4.01 would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by the Investor to the Company and (ii) the Termination Date; provided, that the terminating Investor is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement, and provided, further, that such termination by an Investor shall only be as to such Investor;

(f)        the Company or an Investor in writing at any time after any applicable Regulatory Authority has denied finally or requested the withdrawal of any application for approval of the Transaction or has stated in writing that it will not approve the Transaction, subject in each case to the provision relating to replacing an investor in Section 8.01(g) if an Investor other than CapGen is denied (or advised in writing that any application will not be approved) any application for approval of the Transaction.

(g)        CapGen, if other Investors which have committed $45.0 million or more to acquire Purchased Shares are no longer parties to this Agreement and replacement Investors do not enter into this Agreement within 45 days after the termination by such initial other Investor, in which case the other Investors may terminate this Agreement upon or following CapGen’s termination under this Section 8.01(h).

A termination by an Investor or by the Company with respect to one or more Investors, shall not effect a termination of this Agreement or the rights and obligations of the remaining parties to this Agreement, including each remaining Investor’s ability to terminate this Agreement.

Section 8.02        Effect of Termination.

(a)        In the event of termination pursuant to Section 8.01 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other parties, and this Agreement shall terminate immediately and to the extent provided in Section 8.01 upon receipt of such notice (or as otherwise set forth in Section 8.01(d) and Section 8.01(e)), unless an extension is consented to in writing by the party having the right to terminate. If this Agreement is terminated as provided herein, this Agreement shall become void as and to the extent provided in Section 8.01, except that Section 7.06, this Section 8.02 and Article 9 shall survive any such termination; provided, however, that nothing herein shall relieve any breaching party from liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

ARTICLE IX.

MISCELLANEOUS

Section 9.01        Certain Definitions. (a) The following definitions shall be applicable to the terms set forth below as used in this Agreement:

“Accredited Investor” has the meaning set forth in Rule 501 promulgated under the Securities Act.

“affiliate” means, with respect to any person, any other person which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such person.

“Applicable Law” means any domestic or foreign, federal, state or local, statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive,

judgment, decree, formal or informal enforcement action, or other requirement of, or board of directors’ resolutions adopted at the request of, any Governmental Authority applicable to the Company or the Subsidiaries, or their respective properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such entity).

“beneficial ownership” and correlative terms have the meaning ascribed in Section 13(d)(3) of the Exchange Act and Rule 13d-3 thereunder)

“Board” means the Board of Directors of the Company.

“Business Day” means any day that it is not a Saturday, Sunday or other day in which banks in the State of South Carolina or New York are authorized or required by law to be closed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“GAAP” means U.S. generally accepted accounting principles.

“Material Adverse Effect” means any effect, circumstance, occurrence or change that, individually or in the aggregate, (i) is material and adverse to the business, assets, liabilities, results of operations, financial condition, cash flows or prospects of the Company and the Subsidiaries (as defined below), taken as a whole or (ii) would materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Closing; provided, however, that Material Adverse Effect shall not be deemed to include (a) any effects, circumstances, occurrences or changes, after the date hereof, generally affecting the commercial banking industry, the economy, or the financial, real estate, securities or credit markets in the United States or elsewhere in the world, including effects on such industry, economy or markets resulting from any regulatory or political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (b) changes or proposed changes, after the date hereof, in GAAP, (c) changes or proposed changes, after the date hereof, in laws governing financial institutions and laws of general applicability or related policies or interpretations of any Governmental Authority (in the case of each of clauses (a), (b) and (c), other than effects, circumstances, occurrences or changes to the extent that such effects, circumstances, occurrences or changes have a materially disproportionate adverse affect on the Company and the Subsidiaries relative to other companies in the commercial banking industry), (d) changes in the market price or trading volume of Common Stock (it being understood and agreed that the exception set forth in this clause (d) does not apply to the underlying reason or cause giving rise to or contributing to any such change), (e) entry into the matters described in Schedule III, unless either varies in any material respect from the drafts described in Schedule III and previously provided to Investors; provided that any material noncompliance with the matters described on Schedule III shall constitute a Material Adverse Effect, (f) the write-off by the Company of goodwill in any amount not to exceed $3.7 million, or (g) the establishment of or change to a valuation allowance with respect to deferred tax assets.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act) and shall include any successor (by merger or otherwise) of such entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means any person of which (a) the Company or any of its Subsidiaries is a general partner, (b) the voting power to elect a majority of the board of directors or others performing similar functions is held by the Company and or any one or more of its Subsidiaries, or (c) more than 50% of the equity interests is, directly or indirectly, owned or controlled by the Company or any one or more of its Subsidiaries.

(a)        In this Agreement, (i) the words “include,” “includes,” and “including” and derivatives thereof are deemed to include and mean “without limitation,” whether by enumeration or otherwise; (ii) any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in that agreement; (iii) unless specified otherwise, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations; (iv) if any date specified in this Agreement as a date for taking action falls on a day that is not a Business Day, then that action may be taken on the next Business Day; and (v) the words “party” and “parties” refer only to a named party to this Agreement. The singular shall include the plural, and any reference to gender shall include all genders.

Section 9.02        Specific Performance. Each party acknowledges that the other party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and its terms and provisions in addition to any other remedy to which such party may be entitled hereunder, or at law or in equity. In particular, the parties acknowledge that the business of the Company and the Subsidiaries is unique and recognize and affirm that in the event the Company breaches this Agreement, money damages alone may be inadequate and the Investor would have no adequate remedy at law, so that the Investor shall have the right, in addition to all other rights and remedies existing in its favor, to enforce its rights and the Company’s obligations under this Agreement not only by an action for damages (except as specifically provided by Section 9.18) but also by action for specific performance, injunctive and other equitable relief.

Section 9.03        Expenses. Each party shall pay its own fees and expenses (including, without limitation, the fees and expenses of its agents, representatives, attorneys, and accountants) incurred in connection with the negotiation, drafting, execution, delivery, and performance of this Agreement and the Transaction, except as provided in Section 9.18.

Section 9.04        Survival. The representations and warranties of the Company contained herein shall survive the Closing and the delivery of and payment for the Purchased Shares.

Section 9.05        Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, or sent by a recognized overnight courier service, addressed as follows:

If to the Company, at:

Palmetto Bancshares, Inc.

306 East North Street

Greenville, South Carolina 29601

Attention: Samuel L. Erwin, Chief Executive Officer

with a copy to:

Nelson Mullins Riley & Scarborough, LLP

104 South Main Street

Suite 900

Greenville, SC 29601-2122

Attention: Neil E. Grayson

If to the Investor, at:

CapGen Capital Group V LP

c/o CapGen Financial

280 Park Avenue

40th Floor West, Suite 401

New York, New York 10017

Attention: John P. Sullivan

with a copy to:

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309-3053

Attention: Ralph F. MacDonald, III

If to any other Investor:

As provided on such Investor’s signature page hereto

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

Section 9.06        No Assignment; No Delegation. (a) No party may assign any of its rights under this Agreement, except with the prior written consent of the other party, provided the Investor may assign its rights to the Purchased Shares to an affiliate or any person that shares a common discretionary investment adviser with the Investor without consent. All assignments of rights are prohibited under this subsection, whether they are voluntary or involuntary, by merger (regardless of whether the party is the surviving or disappearing entity), consolidation, dissolution, operation of law, or any other manner. For purposes of this Section 9.06, a “change of control” is deemed an assignment of rights.

(b)        No party may delegate any performance under this Agreement.

(c)        Any purported assignment of rights or delegation of performance in violation of this Section 9.06 is void.

Section 9.07        No Third Party Beneficiaries. Except as set forth in Section 7.07, this Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto, whether as third party beneficiaries or otherwise, other than Indemnified Persons.

Section 9.08        Governing Law. The laws of the State of New York (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance, and enforcement.

Section 9.09        Amendments and Waivers. The parties may amend this Agreement only by a written agreement of the parties that identifies itself as an amendment to this Agreement. Section 4.06 cannot be waived. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. No consideration shall be offered or paid to any Investor to amend or consent to a waiver or modification of any provision of the Private Placement Documents, or to exercise any consent right hereunder, unless the same consideration also is offered to all of the Investors pro rata to their agreed-upon investment in Purchased Shares provided herein; provided, however, that CapGen may be reimbursed for any expense (including legal fees and charges) it incurs in connection with any such amendment, waiver or consent.

Section 9.10        Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force, as long as both the economic and legal substance of the transactions that this Agreement contemplates are not affected in any manner materially adverse to any party.

Section 9.11        Captions. The descriptive headings of the Articles, Sections and subsections and the table of contents of this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and do not affect this Agreement’s construction or interpretation.

Section 9.12        No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.13        Further Assurances. From and after the date of this Agreement, upon the request of the Investor, on the one hand, or the Company and the Bank, on the other, the Investor or the Company and the Bank, as applicable, shall execute and deliver such other instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

Section 9.14        No Construction Against Drafter. Each party has participated in negotiating and drafting this Agreement, so if an ambiguity or a question of intent or interpretation arises, this Agreement is to be construed as if the parties had drafted it jointly, as opposed to being construed against a party because it was responsible for drafting one or more provisions of this Agreement.

Section 9.15        Entire Agreement. This Agreement, including the schedules hereto and the Registration Rights Agreement, constitutes the final agreement between the parties. It is the complete and exclusive expression of the parties’ agreement on the matters contained in this Agreement. All prior and contemporaneous negotiations and agreements between the parties on the matters contained in this Agreement are expressly merged into and superseded by this Agreement. The provisions of this Agreement may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings. In entering into this Agreement, neither party has relied upon any statement, representation, warranty or agreement of the other party except for those expressly contained in this Agreement. There are no conditions precedent to the effectiveness of this Agreement, other than those expressly stated in this Agreement.

Section 9.16        Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one and the same agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile shall have the same force and effect as a manually executed original. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.

Section 9.17        Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under the Private Placement Documents are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Private Placement Document. Nothing contained herein or in any other Private Placement Document, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as, and the Company acknowledges that the Investors do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Investors are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by the Private Placement Documents or any matters, and the Company acknowledges that the Investors are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by the Private Placement Documents. The decision of each Investor to purchase Securities pursuant to the Private Placement Documents has been made by such Investor independently of any other Investor. Each Investor acknowledges that no other Investor has acted as agent or fiduciary for or representative of such Investor in connection with such Investor making its investment hereunder and that no other Investor will be acting as agent or fiduciary for or representative of such Investor in connection with monitoring such Investor’s investment in the Securities or enforcing its rights under the Private Placement Documents. The Company and each Investor confirms that each Investor has independently participated with the Company in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Private Placement Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the purchase and sale of the Securities contemplated hereby is solely for convenience. It is expressly understood and agreed that each provision contained in this Agreement and in each other Private Placement Document is between the Company and a Investor, solely, and not between the Company and the Investors collectively and not between and among the Investors.

Section 9.18        Alternative Transaction Payment. (a) In the event that at any time from the date hereof to 365 days following the date of termination of this Agreement (1) by the Company or (2) by CapGen as a result of a breach of Section 6.14 by the Company, upon or following any of the Company or any affiliate of the Company entering into an agreement, letter of intent, term sheet, arrangement or understanding, whether or not binding (individually and collectively the “Alternative Transaction Agreement”), with any person or entity other than CapGen (including an Investor other than CapGen where CapGen is not the lead investor) (the “Alternative Transaction”) to consummate a transaction, which is in lieu of the Transaction in whole or in part, or an Alternative Transaction is proposed to be consummated outside of this Agreement and specific performance pursuant to Section 9.02 is unavailable for any reason, then (i) CapGen and the other Investors that are then part of this Agreement shall be owed an Alternative Transaction Payment (as defined below) of which CapGen shall receive 70% of the Alternative Transaction Payment and other Investors (other than any Investor that is or will be a party to the Alternative Transaction) shall receive 30% or (ii) the Company and the parties to the Alternative Transaction will deliver to CapGen the Purchased Shares, as adjusted, upon CapGen receiving the necessary Regulatory Approvals, to insure that CapGen’s ownership of the Company following the Alternative Transaction would be the same as if the Transaction had been consummated (the “As-adjusted Purchased Shares”) (if the Company is the surviving entity following the Alternative Transaction) or such other securities as CapGen would receive if CapGen held the As-adjusted Purchased Shares immediately prior to the Alternative Transaction, upon CapGen receiving the necessary Regulatory Approvals, in each case at a price equal to the lesser of (A) the price per share to be paid by counterparties to the Alternative Transaction or the shareholders of such counterparties and (B) $2.60 per share, in each case as may be equitably adjusted for any transaction where securities other than Company Common Stock is issued (the compensation to be received pursuant to this clause (ii) being referred to as “Alternative Transaction Compensation”). If, however, Alternative Transaction Compensation cannot be paid or delivered for any reason as a result of pending Regulatory Approvals applicable to CapGen and which approvals are expected by CapGen to be received no more than 80 days from the date the Alternative Transaction Agreement was entered into, then CapGen may elect to defer receipt of the Alternative Transaction Compensation for up to 80 days or demand, at any time, in lieu of the Alternative Transaction Compensation, the Alternative Transaction Payment. The Alternative Transaction Payment shall be paid in cash in an amount equal to the positive difference, if any, between (a) the total amount of consideration (including non-cash consideration) to be received by the Company in the Alternative Transaction and (b) the total amount of consideration payable under this Agreement (the “Alternative Transaction Payment”); provided that the Alternative Transaction Payment shall not be payable if the price per share of Common Stock in the Alternative Transaction is less than the price per share of Common Stock to be sold pursuant to this Agreement; provided further that, if a security convertible into or exercisable for Common Stock is to be sold in the Alternative Transaction, the value per share in the Alternative Transaction shall be determined on an as-converted basis. Any Alternative Transaction Payment will be payable jointly and severally by the Company, the Bank and the Company’s counterparties to such Alternative Transaction. Except as CapGen may elect under this Subsection 9.18(b), any Alternative Transaction Compensation or Alternative Transaction Payment shall be payable immediately upon the entry into the Alternative Transaction Agreement.

(b)        The Alternative Transaction Payment or the Alternative Transaction Compensation will not be payable upon termination of this Agreement only if (i) the Company’s Board has unanimously approved this Agreement and the Transaction contemplated herein and recommended that the Company’s shareholders vote to approve the Transaction and has not modified or rescinded such approval or modified or withdrawn such recommendation to the Company’s shareholders, (ii) the Company’s directors and officers have voted all their shares of Company Common Stock as provided in Section 2.27 pursuant to the Insider Shareholder Vote and (iii) CapGen has not received all necessary Regulatory Authority approvals needed for its investment in the Purchased Shares by not later than December 31, 2010 or CapGen has breached its obligations under Section 3.06 hereof.

(c)        The Company and the Bank acknowledge and agree, jointly and severally, that this Section 9.18 is an integral part of the Transaction and is in recognition of the time, expense and efforts expended and to be expended by CapGen as the lead Investor, and that, without this Section 9.18, CapGen would not enter into this Agreement. Accordingly, if the Alternative Transaction Payment or the Alternative Transaction Compensation is not promptly paid or issued and, in order to obtain such consideration, CapGen commences a lawsuit or action that results in a judgment for any of such Alternative Transaction Payment or Alternative Transaction Compensation, the Company’s counterparties to such Alternative Transaction shall pay in cash to CapGen its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with enforcing CapGen’s rights under this Section 9.18 and Section 1.05, including with respect to such lawsuit or other action, and the Company and the Bank agree jointly and severally to further guarantee such payment. Payment of the Alternative Transaction Payment or the Alternative Transaction Compensation described in this Section 9.18 shall be the exclusive remedy for termination of this Agreement as specified in Section 9.18 and shall be in lieu of other damages incurred in the event of any termination of this Agreement, but shall not prevent CapGen from obtaining specific performance as provided in Section 9.02 in all other cases.

[SIGNATURE PAGE FOLLOWS]

The parties have caused this Agreement to be executed as of the date first above written by their respective duly authorized officials.

PALMETTO BANCSHARES, INC.

By:
Name: Samuel L. Erwin
Title: Chief Executive Officer

Joined in by the Bank as to Section 9.18 only in consideration of the capital to be provided to the Bank from proceeds of the Private Placement and other good and valuable consideration, the receipt of which is acknowledged.

THE PALMETTO BANK

By:
Name:
Title:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Subscription Amount
$	CAPGEN CAPITAL GROUP V LP
Number of Purchased Shares:	CAPGEN CAPITAL GROUP V LLC,
THE GENERAL PARTNER OF CAPGEN CAPITAL GROUP V LP

By:
Name: John P. Sullivan
Title: Managing Director

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Subscription Amount

$

NUMBER OF PURCHASED SHARES:	INVESTOR
Name Of Investor

By:
Name:
Title:

Address for Notices:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]